EXHIBIT 2.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CELSIUS HOLDINGS, INC.,

CELSIUS, INC.,

ELITE FX, INC.

AND

THE OTHER PARTIES SIGNATORY HERETO

Dated as of January 24, 2007

i

iv

MERGER AGREEMENT AND PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of January 24, 2007, by and among Celsius Holdings, Inc., a Nevada corporation ("Parent"), Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of Parent ("Sub"), Elite FX, Inc., a Florida corporation (the "Company"), Steve Haley (the "Indemnifying Officer") and, with respect to Article 7 and Article 9 only, and Steve Haley as securityholder agent ("Securityholder Agent"). Capitalized terms used and not otherwise defined herein have the meanings given to them in Article 10.

RECITALS

           A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and its respective shareholders that Parent acquire the Company through the statutory merger of the Company with and into the Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

            B. Pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company and all of the issued and outstanding options and warrants to purchase shares of capital stock of the Company shall be converted into the right to receive the consideration set forth herein (the "Merger Consideration").

           C. The Company, the Indemnifying Officer, Parent and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

           NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1: THE MERGER

            1.1 The Merger. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Nevada Law and Florida Law, the Company shall be merged with and into the Sub, the separate corporate existence of the Company shall cease, and the Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation in the Merger is sometimes referred to herein as the "Surviving Corporation."

             1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place within two (2) days following satisfaction or waiver of the conditions set forth in Article 6 (excluding those conditions intended to be satisfied at the Closing), or such later time following satisfaction or waiver of such conditions as Parent determines in Parent's discretion, provided that such later time shall occur no later than January 31, 2007, at the offices of Venture Law Corporation, 618 - 688 West Hastings Street, Vancouver, British Columbia V6B 1P1, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument), in substantially the form attached hereto as Exhibit A (the "Agreement of Merger"), with the Secretary of State of the State of Nevada and with the Secretary of State of Florida in accordance with the relevant provisions of Nevada Law and Florida Law respectively (the time of acceptance by the Secretary of State of the State of Nevada of such filing, or such later time as may be agreed to by the parties and set forth in the Agreement of Merger, being referred to herein as the "Effective Time").

           1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Law and Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to all rights, privileges, powers, franchises and property of

Company and Sub, and shall be subject to all debts, duties and Liabilities of Company and Sub in the same manner as if the Surviving Corporation had itself incurred them.

       1.4 Articles of Incorporation and Bylaws of Surviving Corporation.

  At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with Nevada Law and as provided in such Articles of Incorporation.
  The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with Nevada Law and as provided in the Articles of Incorporation of the Surviving Corporation and such Bylaws.

       1.5 Directors and Officers of Surviving Corporation. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        1.6 Effect on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holder of Company Capital Stock, Company Options or Company Warrants, the following shall occur:

  Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and after giving effect to the assumed conversion described in Section 1.6(b)(i) (other than any Dissenting Shares (as defined in Section 1.8 and any shares canceled pursuant to Section 1.6(c)) shall be canceled and extinguished and automatically converted into the right to receive, upon the terms and subject to the conditions set forth below and throughout this Agreement (including Section 1.9), shares of Parent Common Stock equal to the Stock Exchange Ratio.

  Preferred Stock. Each share of Company Preferred Stock outstanding immediately prior to the Effective Time will receive the consideration that the Company Common Stock issuable upon conversion thereof would receive under Section 1.6(a) as if such share of Company Preferred Stock converted into Company Common Stock immediately prior to the Effective Time.

  Capital Stock of Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of shares of capital stock of the Surviving Corporation.

  Company Options and Company Stock Plan; Treatment of Company Warrants. All Company Options outstanding immediately prior to the Effective Time, whether vested or unvested, together with the Company's 2006 Incentive Stock Plan (the "Company Stock Plan"), shall be assumed by Parent in accordance with the provisions set forth below. Issuances of Parent Common Stock and payments of cash upon exercise of Assumed Company Options (defined below) shall be subject to applicable withholding.

    Company Options. Each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall, in connection with the Merger be converted into an option (the "Assumed Company Option") to acquire Parent Common Stock, in accordance with the provisions set forth below. Each Assumed

Company Option shall continue to have, and be subject to, the same terms and conditions as were applicable to the Company Option immediately prior to the Effective Time (including any repurchase rights or Vesting provisions), subject to the provisions set forth below. It is the intention of the parties that the Assumed Company Options shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the same extent that such Company Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this Section 1.6(d) shall be applied in a manner consistent with this intent.

    Assumed Company Option. Each Assumed Company Option shall (subject to the Vesting provisions thereof) be exercisable for that number of whole shares of Parent Common Stock equal to the product obtained by multiplying the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time by the Stock Exchange Ratio (rounded down to the nearest whole number of shares of Parent Common Stock) (the "Assumed Option Share Number"). The per share exercise price for each share of Parent Common Stock issuable upon exercise of such Assumed Company Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Stock Exchange Ratio.

    Unless Parent shall otherwise consent in writing prior to the Effective Time, the Company shall take all actions necessary or advisable to cause all Company Options to remain unchanged except (A) for the conversion into options to purchase shares of Parent Common Stock; and (B) that any acceleration of vesting, continuation of vesting after termination of employment or other special vesting (whether with the passage of time, upon the occurrence of certain events or otherwise) that might occur, result from or be related to the transactions contemplated by this Agreement and the Ancillary Agreements, except for the acceleration of vesting, continuation of vesting or other special vesting in effect as of the date hereof and which is set forth on Schedule 1.6(d)(i)(2), shall be prevented from occurring through the modification, in a manner acceptable to Parent, of the applicable Company Option (and any employment or other agreement providing for such acceleration) prior to the date of this Agreement. Prior to the Effective Time, Company shall take all action necessary to effect the transactions contemplated by this Section 1.6(d)(i) under the terms of the Company Stock Plan, all Company option agreements, and any other plan, agreement or arrangement of Company, including, the giving of any notice required by this Section 1.6(d)(i).
  Treatment of Company Warrants. The Company agrees to use commercially reasonable efforts to enter into agreements with the holders of Company Warrants providing for the exercise or cancellation of such Company Warrant, prior to, or contingent upon, the Closing. At the Effective Time, each Company Warrant, whether or not Vested, shall by virtue of the Merger be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement (an "Assumed Warrant") will continue to have, and be subject to, the same terms and conditions as provided in the respective warrant agreement governing such Company Warrant immediately prior to the Effective Time of the Merger (including without limitation Vesting schedules and Vesting commencement dates), including that the number of shares of Parent

 Common Stock and Merger Cash purchasable upon exercise of each such Assumed Warrant, and exercise price per share of Parent Common Stock shall be as determined pursuant to the terms of such Company Warrant and as the shares underlying the warrant are treated under this Section 1.6.

  Maximum Amount of Merger Consideration. Notwithstanding any provision contained herein to the contrary, the maximum amount of Parent Common Stock to be paid and issued in exchange for the acquisition by Parent of all outstanding Company Capital Stock shall be an amount of Parent Common Stock equal to the Aggregate Stock Consideration.

         1.7 Fractional Shares. No fractional share of Parent Common Stock shall be issued or paid by virtue of the Merger. In lieu thereof, each holder of shares of Company Capital Stock that would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder at such time) shall be entitled to receive the nearest whole number of shares of Parent Common Stock (with .5 shares being rounded up). In addition, no fraction of a cent of cash shall be paid by virtue of the Merger. The aggregate cash to be paid to each holder of shares of Company Capital Stock shall be rounded to the nearest whole cent (with $0.005 being rounded up).

        1.8 Dissenting Shares.

  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder that has demanded and perfected dissenters' rights for such shares in accordance with Florida Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares") shall not be converted into or represent the right to receive the consideration set forth in Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Florida Law.

  Notwithstanding the provisions of Section 1.8(a), if any holder of shares of Company Capital Stock that demands, in accordance with Section 607.1302 of Florida Law, that the Company purchase such shares under Florida Law, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration set forth in Section 1.6, (without interest) upon surrender to the Company of the certificate representing such shares in accordance with Section 1.9.

  The Company shall give Parent (i) prompt notice of its receipt of any written demands for purchase of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to Florida Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase under Florida Law. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for purchase of Company Capital Stock, or offer to settle or settle any such demands.

1.9 Exchange Procedures.

  Exchange Agent. The Transfer Agent of Parent shall serve as the exchange agent (the "Exchange Agent") in the Merger.
  Parent Common Stock. As promptly as practicable after the Closing Date, Parent shall make available for exchange in accordance with this Article 1 the Merger Shares issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock.
  Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "Certificates"), (i) a letter of transmittal in customary form, reasonably acceptable to Parent and Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration, and (iii) unless earlier delivered to Parent, a certificate to be signed and delivered by each holder of Company Capital Stock in substantially the form attached hereto as Exhibit B (the "Shareholder Certificate"). Upon surrender of a Certificate for cancellation to Exchange Agent or to such other agent or agents as may be appointed by Parent together with such letter of transmittal and Shareholder Certificate (unless, in the case of the Shareholder Certificate, such Shareholder Certificate has previously been executed and delivered by the holder), duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration to which such holder is entitled pursuant to Section 1.6. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence only the right to receive the Merger Consideration pursuant to this Article 1.
  Distributions With Respect to Unexchanged Shares of Company Capital Stock. No dividends or other distributions with respect to Parent Common Stock that have a record date and distribution date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate pursuant to the terms of this Section 1.9. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date and distribution date after the Effective Time theretofore payable (but for the provisions of this Section 1.9(d)) with respect to such whole shares of Parent Common Stock.
  Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or that it be established to the satisfaction of Parent or any such agent that such tax has been paid or is not payable.

            1.10 Adjustments to Exchange Ratios. The exchange ratios referred to in Section 1.6 shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time of the Merger, other than the stock split disclosed in Section 3.5.

          1.11 No Further Ownership Rights in Company Capital Stock. Any and all Merger Consideration issued or paid in exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

         1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration and, if applicable, the dividends or distributions payable pursuant to Section 1.9(d) to which the holder of such shares of Company Capital Stock would be entitled under this Article 1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right and title to and possession of all assets, property, rights, privileges, powers and franchises of the Company, or to effect the assignment to the Surviving Corporation of any and all Company Intellectual Property created by a founder, employee or consultant of the Company, or to complete and prosecute all domestic and foreign patent filings related to such Company Intellectual Property, the officers and directors of the Surviving Corporation are fully authorized to take, and shall take, all such lawful and necessary or desirable action.

         1.14 Required Withholding. The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

         1.15 No Liability. Notwithstanding anything to the contrary in this Article 1, neither the Parent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE 2: REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE INDEMNIFYING OFFICER

Subject to such exceptions as are disclosed in the disclosure schedule (which is arranged in sections corresponding to the numbered sections contained in this Article 2 and is dated the date hereof) supplied by the Company to Parent (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub, and each Indemnifying Officer represents and warrants to their knowledge to Parent and Sub, as of the date hereof and as of the Closing Date (except where the representation and warranty is expressly made as of another date, in which case such representation or warranty is made only as of such other date), as follows:

        2.1 Organization and Qualification.

  The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida, and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Section 2.1(a) of the Company Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases its Assets and Properties, conducts business or has employees or engages independent contractors. The Company is not in violation of any of the provisions of its articles of incorporation and bylaws. Section 2.1(a) of the Company Disclosure Schedule lists all of the directors and officers of the Company.

  Except as indicated in Section 2.1(b) of the Company Disclosure Schedule, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

         2.2 Authority Relative to this Agreement.

                      (a) Subject only to the requisite approval and adoption of this Agreement and approval of the principal terms of the Merger by the shareholders of the Company as described in Section 2.2(b) below, the Company has full corporate power and authority to execute and deliver this Agreement and the other agreements of which forms are attached as exhibits hereto (the "Ancillary Agreements") to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company's board of directors has unanimously approved this Agreement and the Ancillary Agreements to which the Company is a party. Subject only to the requisite approval and adoption of this Agreement and approval of the principal terms of the Merger by the shareholders of the Company as described in Section 2.2(b) below, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action of the Company and no further action is required on the part of the Company to authorize this Agreement or the Ancillary Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each constitutes or will upon such due execution and delivery constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

                     (b) The vote required of the holders of Company Capital Stock (the "Company Shareholders") to duly approve the principal terms of this Agreement and the Merger and to satisfy all shareholder approval requirements under Florida Law and the Company's articles of incorporation and bylaws with respect to this Agreement and the transactions contemplated hereby (or otherwise required to effect the transactions contemplated hereby) is approval of holders of a majority of Company Common Stock, voting together as a single class.

          2.3 Capital Stock.

  The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $0.01 par value per share (the "Company Common Stock"), of which 2,651,418 shares of Common Stock are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights, right of first refusal or similar rights, the articles of incorporation or bylaws of the Company or any agreement to which the Company is a party or by which it is bound. Except as set forth in Section 2.3(a) of the Company Disclosure Schedule, no shares of Company Common Stock are held in treasury or are authorized or reserved for issuance.

  The Company Capital Stock is held of record, as of the date of this Agreement, by those persons with the addresses of record (as provided by such holder to the Company) and in the amounts set forth on Section 2.3(b) of the Company Disclosure Schedule, which schedule also sets forth (i) the share certificate numbers held by each holder and (ii) whether any shares of Company Capital Stock held by such shareholder are Restricted, the Vesting schedule for any such Restricted shares, including the extent to which any such Vesting has occurred as of the date of this Agreement and whether (and to what extent) the Vesting will be accelerated by the transactions contemplated by this Agreement.

  Except as set forth in Section 2.3(c) of the Company Disclosure Schedule, there are no outstanding Company Options, Company Warrants or other Equity Equivalents of the Company, or shares of Company Restricted Stock or Contracts, including Restricted Stock Purchase Agreements, to which the Company is a party (written or oral) to issue any shares of capital stock, Equity Equivalents or any other security with respect to the Company. With respect to each Company Option, Company Warrant, Restricted Stock Purchase Agreement or share of Company Restricted Stock or any other Contract or arrangement (written or oral) pursuant to which the Company is obligated to issue capital stock, Equity Equivalents or any other security, Section 2.3(c) of the Company Disclosure Schedule sets forth the holder or counter party thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and Vesting schedule thereof (including a description of the circumstances under which such Vesting schedule can or will be accelerated). Except for the Company Stock Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 600,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of Options granted under the Company Stock Plan, of which (i) 435,410 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Company Stock Plan, (ii) no shares have been issued, as of the date hereof, upon the exercise of options granted under the Company Stock Plan, and (iii) 164,590 shares remain available, as of the date hereof, for issuance of additional options under the Company Stock Plan. All of the Company Options and Company Warrants were issued in compliance with all applicable federal, state and foreign securities Laws.

  There are no Contracts of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to repurchase or redeem, or cause to be repurchased or redeemed, any shares of Company Capital Stock, or obligating the Company to grant, extend, accelerate the Vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

  Except as set forth in Section 2.3(e) of the Company Disclosure Schedule, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the articles of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or by which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liabilities by issuing Company Capital Stock or Equity Equivalents.

  The terms of the Company Stock Plan and the applicable stock option agreements related to the outstanding Company Options permit the assumption or substitution of options to purchase Parent Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, action by the shareholders of the Company or otherwise and, except as set forth in Section 2.3(b) of the Company Disclosure Schedule, without any acceleration of the exercise schedules or Vesting provisions in effect for such Company Options. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Plan, and any other security, Contract or instrument required to be disclosed in Section 2.3(c) of the Company Disclosure Schedule, have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

  Except as set forth in Section 2.3(g) of the Company Disclosure Schedule, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting or giving of written consents with respect to the Company Capital Stock, including any voting trust agreement or proxy. Except as set forth in Section 2.3(g) of the Company Disclosure Schedule, no debt securities of the Company are issued and outstanding.

  Except as set forth in Section 2.3(h) of the Company Disclosure Schedule, there are no registration rights or other Contracts to which the Company is a party or by which the Company is bound with respect to the registration under federal or state securities laws of any issuance or transfer of any equity security of any class of the Company.

           2.4 Subsidiaries. The Company does not have any Subsidiaries and does not otherwise own any shares of capital stock or any interest in (or any interest convertible, exchangeable or exercisable for any such interest), or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person.

           2.5 No Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not (with or without notice or lapse of time, or both) conflict with or result in any violation of or default under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a "Conflict") under (i) any provision of the articles of incorporation or bylaws of the Company, (ii) any Contract to which the Company or any of its properties or assets (including intangible assets), is subject (each, a "Company Contract," and collectively, the "Company Contracts"), or (iii) any Legal Requirement applicable to the Company or any of its properties (tangible and intangible) or assets except, in the case of (ii) above, for such Conflicts as are not individually or in the aggregate material. Section 2.5 of the Company Disclosure Schedule lists all necessary consents, waivers and Approvals of parties to any Company Contract as are required thereunder in connection with the Merger, or for any such Company Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time ("Third-Party Consents"). The Company has obtained, or will obtain prior to the Effective Time, all Third-Party Consents. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Company Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Company Contracts had the transactions contemplated by this Agreement not occurred.

         2.6 Books and Records; Organizational Documents.

  The books, records and accounts of the Company delivered to Parent for inspection are true, complete and correct in all material respects.
  The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets; and (iii) the amounts recorded for assets and liabilities on the books and records of the Company are in accordance with GAAP.
  The Company has delivered to Parent or its counsel for examination the following: (a) copies of the articles of incorporation and bylaws of the Company as currently in effect; (b) all written records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof of the Company; (c) stock ledger and journal reflecting all stock issuances and transfers of the Company; and (d) all Permits from Governmental Authorities issued to the Company by, and filings by the Company with, any regulatory agency, and all applications for such permits, orders, and consents. The written records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof of the Company made available to counsel for Parent are the only minutes of the Company and contain accurate summaries of all meetings or actions by written consent of the Board of Directors (or committees thereof) of the Company and its shareholders since the time of incorporation of the Company.

         2.7 Consents. No consent, waiver, Approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, Approvals, orders authorizations registrations, declarations and filings the lack of which, individually or in the aggregate, would not constitute a Material Adverse Effect and (ii) the filing of the Agreement of Merger with the Secretary of State of the State of Florida.

        2.8 Company Financials. The Company's Financials (including the notes thereto) to be provided by the Company to Parent on or before Closing will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and present fairly in all material respects the financial position and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Company Interim Financial Statements, to normal year-end adjustments, which adjustments will not be material in amount or significance and except that the Company Interim Financial Statements may not contain footnotes. The Company Financials will be at the time of presentation be correct and complete in all material respects and except as set forth in Section 2.8 of the Company Disclosure Schedule, there has been no material change in any accounting policies, principles, methods or practices of the Company, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), since its inception. The Company's unaudited consolidated balance sheet as of September 30, 2006 is referred to herein as the "Current Balance Sheet."

        2.9 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in Section 2.9 of the Company Disclosure Schedule, there are no Liabilities of, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities incurred (a) in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet which, individually and in the aggregate, are not material to the business or condition of the Company or (b) in connection with and in accordance with the provisions of this Agreement.

        2.10 Absence of Changes. Since September 30, 2006, except as set forth in Section 2.10 of the Company Disclosure Schedule:

  the Company has not entered into any Contract, commitment or transaction or incurred any Liabilities other than in the ordinary course of business consistent with past practice;

  the Company has not acquired an interest in or made any capital investment in, altered or entered into any Contract or other commitment to alter its interest in, any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

  the Company has not entered into any strategic alliance, joint development or joint marketing Contract;

  there has not been any material amendment or other material modification (or agreement to do so) or violation of the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule, except as described therein;

  the Company has not entered into any transaction with any officer, director, shareholder, Affiliate or Associate of the Company, other than pursuant to any Contract in effect as of the date of the Current Balance Sheet and disclosed to Parent and identified on the Company Disclosure Schedule.

  the Company has not entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property, other than any such Contracts and licenses (or amendments thereto) disclosed in the Company Disclosure Schedule;

  no Action or Proceeding has been commenced or, to the knowledge of the Company, threatened by or against the Company and no Action or Proceeding has been settled or compromised by the Company;

  the Company has not declared, set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalents, or effected or approved any split, combination or reclassification of any Company Capital Stock or Equity Equivalents, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock or Equity Equivalents, except for repurchases of Company Capital Stock pursuant to agreements with Company employees, officers, directors and consultants relating to repurchases at cost upon termination of service with the Company;

  except for the issuance of shares of Company Capital Stock upon exercise or conversion of options, warrants, or preferred stock listed in Section 2.3(c) of the Company Disclosure Schedule, (A) the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Capital Stock or Equity Equivalents, (B) the Company has not modified or amended the rights of any holder of any outstanding shares of Company Capital Stock or Equity Equivalents (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding options, warrants, stock purchase rights or other Equity Equivalents); and (C) the Company has not granted any options with an exercise price of less than the fair market value of the Company's Common Stock on the date the option was granted.

  there has not been any amendment to the articles of incorporation or bylaws of the Company;

  there has not been any transfer (by way of a license or otherwise) to any Person of rights to any Intellectual Property other than non-exclusive licenses with the Company's customers in the ordinary course of business consistent with past practice;

  the Company has not made or agreed to make any disposition or sale, license or lease of, or incurrence of any Lien in an amount exceeding $50,000 individually or $100,000 in the aggregate, on, any Assets and Properties, other than sales of products or services, or grants of nonexclusive licenses (to object code only) of products, to customers in the ordinary course of business consistent with past practice;

  the Company has not made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of products, in the ordinary course of business consistent with past practice and (ii) other acquisitions in an amount not exceeding $50,000 in the case of any individual item or $100,000 in the aggregate;

  the Company has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets individually or in the aggregate in an amount exceeding $50,000;

  the Company has not made or agreed to make any write-off or write-down, or any determination to write off or write-down, or revalue, any of its Assets and Properties, or change any reserves or liabilities associated therewith in an amount exceeding $50,000;

  the Company has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of $50,000 in any one case, or $100,000 in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials;

  the Company has not failed to pay or otherwise satisfy any Liabilities when due and payable, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually and in the aggregate, are immaterial in amount;

  the Company has not created, incurred, assumed or guaranteed any Indebtedness in an aggregate amount exceeding $50,000, or issued or sold any debt securities, or extended or otherwise modified the terms of any Indebtedness;

  the Company has not granted or approved (i) any severance or termination pay to, (ii) any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of, (iii) the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant) to, (iv) any loan or extension of credit to, or (v) any discretionary or stay bonus to, any director, current or former officer, employee, shareholder or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been delivered to Parent and which are disclosed in Section 2.10(s) of the Company Disclosure Schedule;

  the Company has not adopted, entered into, amended, modified or terminated (partially or completely) any Employee Plan (as defined in Section 2.15(a)(vi)), other than any such Employee Plan disclosed in the Company Disclosure Schedule;

  there has been no filed claim or written notice to the Company of wrongful discharge or other unlawful labor practice or action with respect to the Company;

  the Company has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, nor has it consented to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of Taxes;

  the Company has not made any change in accounting policies, principles, methods, practices or procedures;

  the Company has not failed to renew any insurance policy; no insurance policy of the Company has been cancelled or materially amended; and the Company has given all notices and presented all claims (if any) under all such policies in a timely fashion;

  there has been no material amendment or non-renewal of any Approvals, and the Company has used commercially reasonable efforts to maintain such Approvals and has observed in all material respects all Laws and Orders applicable to the business or Assets and Properties of the Company;

  the Company has used commercially reasonable efforts to prosecute applications for its Registered Intellectual Property Rights, and has submitted all required documents and fees during the prosecution thereof;

  there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company individually or in the aggregate in an amount exceeding $50,000, other than ordinary wear and tear;

     bb.   no event or condition of any character has occurred that has had or is reasonably likely to have a Material Adverse Effect on the Company;

     cc.    the Company has not waived or released any material right or claim of the Company, including any write-off or other compromise of any material account receivable of the Company;

     dd.    the Company has not entered into any employment Contract, or modified the terms of any existing such Contract;

     ee.     the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its licensors, distributors, suppliers or other business partners except for such changes or losses and threatened changes or losses (assuming for this purpose that such threats are realized) as would not individually or in the aggregate have or be reasonably expected to have a Material Adverse Effect; and

     ff.     the Company has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing  items described in the preceding clauses (a) through (ee) of this Section 2.10.

         2.11 Taxes.

  Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment, workers' compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

  Tax Returns and Audits.
    The Company has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all material Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law, provided, that the Company's federal and state tax returns for 2004 and 2005 shall be amended based on the audit of the Company's financial statements.

    The Company has timely paid all material Taxes it is required to pay and has timely paid or withheld with respect to its Employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

    The Company is not currently delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, except as noted on the Company Disclosure Schedule.

    No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

    As of the date of the Current Balance Sheet, the Company did not have any Liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

    The Company has made available to Parent or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.

    There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. The Company does not have knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of the Company.

    The Company does not treat any of its assets as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

    The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

    The Company has (a) never been a member of an affiliated group (within the meaning of Code S 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) never been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement (c) no liability for the Taxes of any person under Treas. Reg. S 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

    The Company is not and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

    No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any representative thereof.

    The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
  Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

        2.12 Restrictions on Business Activities. Except as set forth on Section 2.12 of the Company Disclosure Schedule, there is no Contract or Legal Requirement to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company as currently conducted or proposed to be conducted or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Except as set forth on Section 2.12 of the Company Disclosure Schedule, without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, and the Company has not granted any "most favored party" terms in any Contract.

        2.13 Legal Proceedings.

  Except as set forth in Section 2.13 of the Company Disclosure Schedule:
    there are, and since the inception of the Company have been, no pending Actions or Proceedings against or relating to the Company, any of its Assets and Properties or any of the Company's officers or directors in such capacities;

    to the knowledge of the Company, there are, and since December 31, 2001 there have been, no Actions or Proceedings overtly threatened against or relating to the Company, any of its Assets and Properties or any of the Company's officers or directors in such capacities;

    there are no facts or circumstances known to the Company that would reasonably be expected to give rise to any Action or Proceeding against or relating to the Company, any of its Assets and Properties or any of the Company's officers or directors in such capacities which Action or Proceeding would, if determined against the Company, result in material damages, costs or expenses;

    the Company has no knowledge of facts or circumstances that constitute reasonable grounds to believe that any Governmental Authority intends to conduct an Action or Proceeding; and

    the Company has not received notice or otherwise has knowledge of any Orders outstanding or threatened against the Company.
  Prior to the execution of this Agreement, the Company has delivered to Parent all responses of counsel for the Company to auditors' requests for information (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company.

           2.14 Compliance with Laws, Orders, Approvals and Contracts.

  The Company has not violated, and is not currently in default or violation under, any Legal Requirement or Approval applicable to the Company or any of its Assets and Properties, except for such defaults or violations which are not, individually or in the aggregate, material and the Company has no knowledge of any claim of violation, or of any actual violation, of any such Legal Requirement or Approval by the Company.
  The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract, nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both, except for such breaches, violations and defaults (including breaches, violations and defaults that would arise upon lapse of time following, and/or notice of, such events) which are not, individually or in the aggregate, material. Each Company Contract is in full force and effect and the Company is not subject to any default thereunder. To the knowledge of the Company, no party obligated to the Company pursuant to any such Company Contract is subject to any default thereunder.

          2.15 Employee Matters and Benefit Plans.

  Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.15(a)(i) below (which definition shall apply only to this Section 2.15), for purposes of this Agreement, the following terms shall have the meanings set forth below:
    "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

    (ii) COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

    (iii) "DOL" shall mean the United States Department of Labor;

    (iv) "Employee" shall mean any current or former or retired employee, consultant or director of the Company or any Affiliate;

    "Employment Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

    "Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or

                                                                                                                                                                           16

required to be contributed to, by a company or any Affiliate of such company for the benefit of any Employee, or with respect to which the company or any Affiliate of the company has or may have any liability or obligation;

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

    "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

    "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended;

    "IRS" shall mean the Internal Revenue Service;

    "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

    "PBGC" shall mean the United States Pension Benefit Guaranty Corporation;

    "Pension Plan" shall mean each Employee Plan of the Company that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.
  Schedule. Section 2.15(b) of the Company Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employment Agreement. Neither the Company, nor any Affiliate has, any plan or commitment to establish any new Employee Plan or Employment Agreement, to modify any Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Employee Plan or Employment Agreement to the requirements of any applicable law, or as required by this Agreement), or to adopt or enter into any Employee Plan or Employment Agreement. Section 2.15(b) of the Company Disclosure Schedule also sets forth a table setting forth the name and salary of each employee of the Company.

  Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any governmental agency relating to any Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

  Employee Plan Compliance. Except as set forth on Section 2.15(d) of the Company Disclosure Schedule, the Company and its Affiliates have performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and have no knowledge of

                                                                                                                                                                                     17

any default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has (i) either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to have been adopted to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. To the knowledge of the Company, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. Each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time, without liability to Parent, the Company or any of its Affiliates. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS, the DOL or any other Governmental Authority with respect to any Employee Plan. Neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Affiliate have timely made all contributions and other payments required by and due under the terms of each Employee Plan.

  Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

  Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plans, or to any plan described in Section 413 or 419 of the Code.

  No Post-Employment Obligations. Except as set forth in Section 2.15(g) of the Company Disclosure Schedule, no Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

  Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

  Self-Insurance. Neither the Company nor any Affiliate has, at any time, sponsored, contributed to or maintained any self-insured, whether wholly or partially, Employee Plan.

  Past Acquisitions. Neither the Company nor any Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

  Executive Loans. Neither the Company nor any Affiliate has violated Section 402 of Sarbanes-Oxley Act of 2005 and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the knowledge of the Company, cause such a violation.

  Effect of Transaction.
    Except as set forth on Schedule 2.15(l) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
    Except as set forth on Schedule 2.15(l) of the Company Disclosure Schedule, no payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.
  Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. Neither the Company nor any Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee.

  Labor. No work stoppage or labor strike against the Company or any Affiliate is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.15(n) of the Company Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.15(n) of the Company Disclosure Schedule, the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. Neither the Company nor any Affiliate has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

         2.16 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

  The Company does not own any real property, nor has the Company ever owned any real property. Section 2.16(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease (and, with respect to any property subleased out by the Company, the name of the sublessee, the duration of the sublease and the aggregate annual rental payable to the Company). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except for such defaults (including defaults that would arise upon lapse of time following, and/or notice of, such events) which are not, individually or in the aggregate, material.

  The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, and (ii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. Section 2.16(b) of the Company Disclosure Schedule sets forth a list of all personal property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease (and, with respect to any property subleased out by the Company, the name of the sublessee, the duration of the sublease and the aggregate annual rental payable to the Company). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except for such defaults (including defaults that would arise upon lapse of time following, and/or notice of, such events) which are not, individually or in the aggregate, material.

  All material items of equipment (the "Equipment") owned or leased by the Company are (i) adequate for the conduct of the business of the Company, as applicable, as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

          2.17 Intellectual Property.

  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
    "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements; (iii) trade secrets, confidential or proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing ("Trade Secrets"); (iv) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world ("Copyrights"); (v) all domain names, universal resource locators ("URLs") and other names and locators associated with the Internet; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world, (x) all Software (defined below), and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

    "Company Intellectual Property" shall mean any Intellectual Property, including the Company Registered Intellectual Property (as defined below) that is owned by, or exclusively licensed to, the Company.

    "Registered Intellectual Property Rights" shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time

    "Software" means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.
  Section 2.17(b) of the Company Disclosure Schedule contains a complete and accurate list (by name and version number) of all products, Software or service offerings of the Company (collectively, "Company Products") that have been sold or distributed commercially by the Company or which the Company intends to sell or distribute commercially in the future, including any products or service offerings under development.

  Section 2.17(c) of the Company Disclosure Schedule of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the "Company Registered Intellectual Property") and lists any Actions or Proceedings before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property or Company Intellectual Property is the express subject of the Action or Proceeding and to which Company is a party and has been noticed or served or which is otherwise known to Company.

  Each item of Company Registered Intellectual Property is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use). All documents and certificates necessary to date in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Registered Intellectual Property. Except as set forth on Section 2.17(d) of the Company Disclosure Schedule, there are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Company has not claimed any status in the application for or registration of any Registered Intellectual Property Rights, including "small business status," that would not be applicable to Parent.

  To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each assignment of a Patent assigned to the Company with the relevant governmental entity.

  Except as set forth on Section 2.17(f) of the Company Disclosure Schedule, and except for non-exclusive licenses granted to end-user customers in the ordinary course of business, all Company Intellectual Property that is wholly owned by Company will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

  The Company has no knowledge of any facts or circumstances that the Company knows would render any Company Intellectual Property invalid or unenforceable.

  Each item of Company Intellectual Property that is wholly owned by Company is free and clear of any liens or encumbrances, except as set forth on Section 2.17(h) of the Company Disclosure Schedule, and except for non-exclusive licenses granted to the Company's customers in the ordinary course of business.

  Except as set forth on Section 2.17(i) of the Company Disclosure Schedule, the Company has not (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was material Company Intellectual Property, to any other person, or (ii) permitted Company's rights in such material Intellectual Property to lapse or enter the public domain.

  Except as set forth on Section 2.17(j) of the Company Disclosure Schedule, all Company Intellectual Property that is owned by the Company and that is used in or necessary to the conduct of Company's business as presently conducted or currently planned or contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have assigned (to the maximum extent permitted under applicable law) their rights, including all Intellectual Property rights therein, to the Company or (ii) by third parties who have assigned (to the maximum extent permitted under applicable law) their rights, including all Intellectual Property rights therein, to the Company.

  Except as set forth on Schedule 2.17(k) of the Company Disclosure Schedule, to the extent that any Intellectual Property has been developed or created by a third party for Company and is incorporated into any of the Company Products, the Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of (with assignments sufficient to irrevocably transfer (to the maximum extent permitted by law) all rights in and to such Intellectual Property to the Company including, in the case of Patent and Copyright assignments, the right to seek past and future damages with respect thereto), or (ii) has obtained a perpetual, nonterminable license sufficient for the conduct of its business as currently conducted and as currently planned or contemplated to be conducted to all such third party's Intellectual Property in, such work, material or invention by operation of law or by assignment, to the fullest extent it is legally possible to do so.

  Except as set forth on Section 2.17(l) of the Company Disclosure Schedule, the Company Intellectual Property constitutes all the material Intellectual Property that is used in, or any Intellectual Property that is necessary, to the conduct of the business of the Company as it currently is conducted and as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of Company Products.

  Except as set forth on Section 2.17(m) of the Company Disclosure Schedule, no person who has licensed any material Intellectual Property to the Company has ownership rights or license rights to improvements made by or for the Company in such Intellectual Property.

  Company has the right to use all Software development tools, library functions, compilers and all other third-party Software that are required to create, modify, compile, operate or support any Software that is material Company Intellectual Property or is incorporated into any Company Product. Without limiting the foregoing, except as set forth in Section 2.17(n) of the Company Disclosure Schedule, no open source or public library Software, including any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any Software that is Company Intellectual Property or is incorporated into any Company Product.

  No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used by Company in the development of any Company

                                                                                                                                                                                                    22

Intellectual Property. Except as set forth on Section 2.17(o) of the Company Disclosure Schedule, to Company's knowledge, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

  Except as set forth on Section 2.17(p) of the Company Disclosure Schedule, the operation of the business of the Company as it is currently conducted, or is currently planned or contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and distribution of Company Products does not infringe or misappropriate and will not infringe or misappropriate when conducted by Surviving Corporation following the Closing (but only to the extent Surviving Corporation conducts the operation of the business as it is currently conducted, or is currently planned or contemplated to be conducted by the Company), any Intellectual Property of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

  Except as set forth on Section 2.17(q) of the Company Disclosure Schedule, to Company's knowledge, no Company Intellectual Property, Company Product or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

  Other than inbound "shrink-wrap" and similar publicly-available commercial licenses, confidentiality/non-disclosure agreements, preprinted purchase order terms and conditions, and employee invention assignment agreements, Section 2.17(r)(i) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property. All such contracts are in full force and effect. Except as set forth in Section 2.17(r)(ii) of the Company Disclosure Schedule, the Company is not in material breach of any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in material breach thereof. Except as set forth in Section 2.17(r)(ii) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Except as set forth in Section 2.17(r)(ii) of the Company Disclosure Schedule, following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

  Section 2.17(s) of the Company Disclosure Schedule lists all material contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has expressly agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

  Except as set forth in Section 2.17(t) of the Company Disclosure Schedule, to the knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any material dispute

                                                                                                                                                                                                  23

 regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

  Except as set forth in Section 2.17(u) of the Company Disclosure Schedule, to the Company's knowledge, no person is infringing or misappropriating any Company Intellectual Property.

  The Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has and enforces a policy requiring each employee and consultant of the Company to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Exhibit C and all current employees and consultants of Company who have created or modified any of the Company Intellectual Property have executed such an agreement.

  Except as set forth on Section 2.17(w) of the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement will trigger under any Contract to which Company is a party (i) either Parent's or the Surviving Corporation's granting to any third party any right to any Intellectual Property owned by, or licensed to, either of them which, in the case of Surviving Corporation, would not have been granted by the Company had the Closing not occurred, (ii) either the Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses which, in the case of Surviving Corporation, the Company would not have been bound by or subject to had the Closing not occurred, or (iii) either the Parent's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company prior to the Closing under any Contract to which Company is a party.

       2.18 Agreements, Contracts and Commitments.

  Section 2.18(a) of the Company Disclosure Schedule, lists all of the following to which the Company is a party or bound by:
    any employment or consulting contract with an employee or individual consultant or salesperson, or consulting or sales agreement, contract, or commitment with a firm or other organization (other than offer letters, employee invention assignment agreements and option agreements pursuant to the Company's standard form previously provided to Parent; provided that there are no substantive modifications from such form; and provided, further, in the case of employee invention assignment agreements, that the employee has not excepted any inventions that are related to any Intellectual Property used in connection with Company Products);

    any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any subsequent event or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    any fidelity or surety bond or completion bond;

    any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

    any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

    any agreement, contract or commitment with customers of the Company that individually accounts for five percent (5%) or more of the Company's revenues;

    any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

    any purchase order or contract for the purchase of materials or services involving single source suppliers, custom manufacturers or involving in excess of $25,000 individually or $50,000 in the aggregate;

    any construction contracts;

    any dealer, distribution, joint marketing or development agreement;

    any sales representative, original equipment manufacturer, value added, remarketer, distributor, reseller, or independent software vendor, or other agreement for distribution of the Company's products, technology or services by a third party;

    any Contract of indemnification or any guaranty other than any Contract of indemnification entered into in connection with the sale, license, distribution and development of Intellectual Property and advertising in the ordinary course of business;

    any Contract currently in force to provide source code to any third party for any product or technology;

    any material settlement agreement entered into prior to the date of this Agreement pursuant to which the Company has continuing obligations or rights;

    any Contract under which the consequences of a default or termination would reasonably be anticipated to have a Material Adverse Effect on the Company;

    any executory agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

    any revenue or profit participation Contract which involves aggregate annual payments of more than $20,000; or

    any other Contract that involves $25,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days, and any other Contract that is not cancelable without penalty within twelve (12) months.

           2.19 Insurance. Section 2.19 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate. There is no claim by the Company, or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company does not have any knowledge of threatened termination of, or premium increase with respect to, any of such policies.

          2.20 Interested Party Transactions. Except as disclosed in the Company's financial statements, no officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this Section 2.20.

        2.21 Accounts Receivable. Except as set forth in Section 2.21 of the Company Disclosure Schedule, the accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable of the Company and arising subsequent to the date of the Current Balance Sheet, (a) arose from bona fide sales transactions in the ordinary course of business consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are current and collectible, (d) are not subject to any valid set-off or counterclaim, and (e) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

       2.22 Governmental Authorizations and Permits. Each Approval (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for, or material to, the operation of the Company's business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, "Company Authorizations") has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

      2.23 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

      2.24 Warranties; Indemnities. Except for the warranties and indemnities contained in those Contracts and agreements set forth in the Company Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company.

      2.25 Information Statement. The information supplied by the Company for inclusion in the information statement to be sent to the shareholders of the Company in connection with the Company shareholders' consideration of the Merger (the "Company Shareholder Action") (such information statement as amended or supplemented is referred to herein as the "Information Statement") shall not, on the date the Information Statement is first mailed to the Company's shareholders, at the time of the Company Shareholder Action or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for the Company Shareholder Action which has become false or misleading.

      2.26 Employment Arrangements. Steve Haley, Jan Norelid, Richard McGee and Janice Haley shall have delivered executed employment agreements (each, an "Employment Agreements"), which Employment Agreements shall be effective as of the Closing Date. Such Employment Agreements will have set forth employment arrangements which will (i) have terms, including the position, salary and responsibilities of such employee, which will be determined by the Company's management, (ii) be for a term of not less than three years from Closing, and (iii) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date.

      2.27 Disclosure. The representations and warranties of the Company contained in this Agreement, together with the Company Disclosure Schedule and any certificate furnished to Parent pursuant to any provision of this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested in writing by Parent or its counsel.

The Company has not failed to disclose to Parent any fact or circumstance that would reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

           Parent and Sub hereby represent and warrant to the Company, subject to such exceptions as are disclosed with respect to this Article 3 in the disclosure schedule (the "Parent Disclosure Schedule") delivered herewith and dated as of the date hereof, as follows:

        3.1 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent's Board of Directors has unanimously approved this Agreement and the Ancillary Agreements to which the Parent is a party. The execution and delivery by each of Parent and Sub of this Agreement and the Ancillary Agreements to which it is a party and, the consummation by Parent and Sub of the transactions contemplated hereby and thereby and the performance by each of Parent and Sub of their respective obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no further action is required on the part of Parent and Sub to authorize this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements have been or will be, as applicable, duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of each of Parent and Sub enforceable against Parent and Sub in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

        3.2 Organization and Qualification. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each of Parent and Sub has full corporate power and authority to conduct its business as presently conducted and to own, use, license and lease its Assets and Properties. Each of Parent and Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        3.3 No Conflict. The execution and delivery of this Agreement or any of the Ancillary Documents to which the Parent or Sub is a party do not, and, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the articles of incorporation, as amended, and bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its respective properties or assets are subject or (iii) any Legal Requirement applicable to Parent or Sub or their respective properties or assets, except in each case where such Conflict will not have a Material Adverse Effect or will not affect the legality, validity or enforceability of this Agreement.

        3.4 Consents. No consent, waiver, Approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Ancillary Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, Approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, Approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) the filing of the Agreement of Merger with the Secretary of State of the State of Nevada.

3.5 Parent Capital Stock.

    a.   Common Stock with a par value $0.001 per share ("Parent Common Stock"), of which at or just prior to the time of Closing 24,000,000 shares will be issued and outstanding on a fully-diluted basis after certain adjustments, and 50,000,000 shares of authorized Preferred Stock with a par value $0.001 per share, of which at the time of closing no shares of Parent Preferred Stock will be issued and outstanding, excluding the
         1,300,000 shares of  Parent Common  Stock to be issued on close of the proposed Private Placement to be conducted in support of this Agreement; and further excluding 2,783,000 shares of Parent Common Stock to be issued to purchase certain trademark rights to the  name "Celsius". In addition to the foregoing, on Closing Parent will issue warrants to Investa Capital Partners Inc. representing 3,557,812 shares of Parent
         Common Stock on   the terms on conditions set out in Exhibit G to this Agreement, along with the Merger Shares on Closing. All outstanding shares of Parent Common Stock at the time of Closing will be duly
         authorized,   validly issued, fully paid and non-assessable and not subject to preemptive  rights created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound and have been issued in compliance with federal and state securities laws. Parent, at the time of Closing will have no other capital stock authorized, issued or outstanding. Other than as described above, in Section 3.5 of the Parent Disclosure Schedule, and in the Registration Rights Agreement, there are no outstanding rights, options, warrants, preemptive rights, redemption rights, rights of first refusal or similar rights for the purchase or acquisition from Parent of any securities of Parent. There have been, and currently are, no
  There are no Contracts of any character, written or oral, to which the Parent is a party or by which it is bound obligating the Parent or Sub to repurchase or redeem, or cause to be repurchased or redeemed, any shares of Parent Capital Stock, or obligating the Parent to grant, extend, accelerate the Vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Parent.

  Except as set forth in Section 3.5(c) of the Parent Disclosure Schedule, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Parent Capital Stock created by statute, the articles of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Parent is a party (written or oral) or by which it is bound and there are no agreements, arrangements or understandings to which the Parent is a party (written or oral) pursuant to which the Parent has the right to elect to satisfy any Liabilities by issuing Parent Capital Stock or Equity Equivalents.

  Except as set forth in Section 3.5(d) of the Parent Disclosure Schedule, the Parent is not a party or subject to any agreement or understanding, and, to the Parent's knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting or giving of written consents with respect to the Parent Capital Stock, including any voting trust agreement or proxy. Except as set forth in Section 3.5(d) of the Parent Disclosure Schedule, no debt securities of the Parent are issued and outstanding.

        3.6 Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable and will be free of liens, charges, encumbrances and restrictions on transfer other than restrictions on transfer under this Agreement or the Ancillary Agreements and applicable state and federal securities laws and will be, subject to the truth and accuracy of the representations made by the Company in Section 2.3 and by the Company Shareholders in the Shareholder

Certificate, issued in compliance with applicable federal and state securities laws. The shares of Parent Common Stock to be issued pursuant to the Merger are not subject to any preemptive rights or rights of first refusal or other similar rights that have not been effectively waived. The Parent Common Stock issuable upon exercise of the Company Options assumed by Parent pursuant to this Agreement has been duly and validly reserved and, when issued in compliance with the provisions of such assumed instruments and the articles of incorporation, as amended, of Parent, will be validly issued, fully paid and nonassessable, and will be free of liens, charges, encumbrances and restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws.

           3.7 Parent Financial Statements. Parent has delivered to the Company (a) the audited consolidated balance sheets of the Parent as of September 30, 2006 and 2005, and the related audited statements of operations, changes in holders' equity and cash flows, respectively, for the fiscal years ended September 30, 2006 and 2005 (the "Parent Annual Financial Statements") and (b) the unaudited consolidated balance sheet of Parent as of December 31, 2006, and the related unaudited statement of operations for the three month period ended on such date (the "Parent Interim Financial Statements" and, together with Parent Annual Financial Statements, the "Parent Financials"). The Parent Financials (including the notes to the Parent Annual Financial Statements) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and present fairly in all material respects the financial position and operating results of Parent as of the dates and during the periods indicated therein, subject (1) to adjustments in compensation expense required by the Securities and Exchange Commission in connection with equity compensation, (2) to adjustments resulting from changes in accounting standards and emerging interpretive guidance relating to standards of financial accounting and reporting, and (3) in the case of the Parent Interim Financial Statements, to normal quarter-end and year-end adjustments, and except that the Parent Interim Financial Statements may not contain footnotes. The Parent's audited consolidated balance sheet as of September 30, 2006 is referred to herein as the "Parent Current Balance Sheet."

           3.8 No Undisclosed Liabilities. Except as reflected or reserved against in Parents' Financials (including the notes thereto) or as disclosed in Section 3.8 of the Parent Disclosure Schedule, there are no Liabilities of, relating to or affecting the Parent or any of its Assets and Properties, other than Liabilities incurred (a) in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet which, individually and in the aggregate, are not material to the business or condition of the Parent or Sub or (b) in connection with and in accordance with the provisions of this Agreement.

           3.9 Absence of Certain Changes. Since September 30, 2006, except as set forth in Section 3.9 of the Parent Disclosure Schedule Parent has operated its business in the ordinary course consistent with past practice, and since such date:

  there has not occurred any change, event or condition that has resulted in a Material Adverse Effect;

  there has not occurred any amendment or change in its articles of incorporation or bylaws;

  there has not occurred any material change in accounting methods or practices;

  the Parent has not made any declaration, setting aside or payment of a dividend on, or made any other distribution in respect of, the capital stock of Parent, or any split, combination or recapitalization of the capital stock of Parent or any direct or indirect redemption, purchase or other acquisition of any capital stock of Parent or any change in any rights, preferences, privileges or restrictions on any outstanding security of Parent the Parent has not entered into any transaction with any officer, director, shareholder, Affiliate or Associate of the Parent, other than pursuant to any Contract in effect as of the date of the Current Balance Sheet and disclosed to Parent and identified on the Parent Disclosure Schedule.

  no Action or Proceeding has been commenced, threatened, settled or compromised by the Parent and, to the knowledge of the Parent, no facts or circumstances exist that would give rise to any

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Action or Proceeding (including without limitation, an Action or Proceeding arising out of Parent's mining property or search for mineral deposits);

  the Parent has not: (A) issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Parent Capital Stock or Equity Equivalents, (B) modified or amended the rights of any holder of any outstanding shares of Parent Capital Stock or Equity Equivalents (including to reduce or alter the consideration to be paid to the Parent upon the exercise of any outstanding options, warrants, stock purchase rights or other Equity Equivalents); and (C) not granted any options with an exercise price of less than the fair market value of the Parent's Common Stock on the date the option was granted.

  the Parent has not made or agreed to make any disposition or sale, license or lease of, or incurrence of any Lien in an amount exceeding $5,000 individually or $10,000 in the aggregate, on, any Assets and Properties;

  the Parent has not made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of products, in the ordinary course of business consistent with past practice and (ii) other acquisitions in an amount not exceeding $5,000 in the case of any individual item or $10,000 in the aggregate;

  the Parent has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets individually or in the aggregate in an amount exceeding $5,000;

  the Parent has not made or agreed to make any write-off or write-down, or any determination to write off or write-down, or revalue, any of its Assets and Properties, or change any reserves or liabilities associated therewith in an amount exceeding $5,000;

  the Parent has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of $5,000 in any one case, or $10,000 in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Parent Financials;

  the Parent has not failed to pay or otherwise satisfy any Liabilities when due and payable, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually and in the aggregate, are immaterial in amount;

  the Parent has not created, incurred, assumed or guaranteed any Indebtedness in an aggregate amount exceeding $5,000, or issued or sold any debt securities, or extended or otherwise modified the terms of any Indebtedness;

  the Parent has not granted or approved (i) any severance or termination pay to, (ii) any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of, (iii) the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant) to, (iv) any loan or extension of credit to, or (v) any discretionary or stay bonus to, any director, current or former officer, employee, shareholder or consultant;

  the Parent has not adopted, entered into, amended, modified or terminated (partially or completely) any Employee Plan (as defined in Section 2.15(a)(vi));

  there has been no filed claim or written notice to the Parent, and Parent has no knowledge of facts or circumstances that would give rise to a claim of wrongful discharge or other unlawful labor practice or action with respect to the Parent;

  the Parent has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, nor has it consented to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of Taxes;

  the Parent has not failed to renew any insurance policy; no insurance policy of the Parent has been cancelled or materially amended; and the Parent has given all notices and presented all claims (if any) under all such policies in a timely fashion;

  there has been no material amendment or non-renewal of any Approvals, and the Parent has used commercially reasonable efforts to maintain such Approvals and has observed in all material respects all Laws and Orders applicable to the business or Assets and Properties of the Parent;

  there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Parent individually or in the aggregate in an amount exceeding $5,000, other than ordinary wear and tear;

  the Parent has not entered into any employment Contract, or modified the terms of any existing such Contract;

  the Parent has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing items described in the preceding clauses of this Section 3.90.

        3.10 Dividends or Distributions. Parent has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock.

        3.11 Registration Rights. Except as provided in the Registration Rights Agreement attached as Exhibit H, Parent is presently not obligated and has not granted any rights to register under the Securities Act or to register or qualify under any state securities any of its presently outstanding securities or any of its securities that may subsequently be issued.

       3.12 Legal Proceedings. There are, and since the date of the Parent Current Balance Sheet, have been, no material Actions or Proceedings pending or, to the knowledge of the Parent, threatened against, relating to or affecting the Parent or any of its Assets and Properties and Parent has not received notice or otherwise has knowledge of any Orders outstanding against the Parent.

       3.13 Employment Matters. Parent has no employees. There are no pending material claims or actions against the Parent under any worker's compensation policy or long-term disability policy.

       3.14 Patents and Trademarks. To Parent's knowledge, Parent owns, or has the right to use (or will be able to obtain the right to use on reasonable commercial terms), all patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights necessary to its business as now conducted and as proposed to be conducted without conflicting with or infringing upon the right or claimed right of any person under or with respect to the forgoing, except as would not have a Material Adverse Effect on Parent.

      3.15 Compliance with Other Instruments. Parent is not in violation or default of any provision of its articles of incorporation or bylaws, each as amended and in effect on and as of the date hereof. Parent is not in violation or default of any material provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect or of any provision of any federal, state or, to its knowledge, local statute, rule or governmental regulation which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements to which the Parent is a party, and the exchange and delivery of the Merger Consideration will not result in any such violation, be in Conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the Assets and Properties of Parent pursuant to any such provision.

      3.16 Title to Property and Assets. Parent owns its Assets and Property free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair Parent's ownership or use of such Assets and Property. With respect to the Assets and Property it leases, Parent is in compliance with such leases in all material respects and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

     3.17 Books and Records; Organizational Documents.

  The books, records and accounts of the Parent delivered to Company for inspection are true, complete and correct in all material respects.
  The Parent has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets; and (iii) the amounts recorded for assets and liabilities on the books and records of the Parent are in accordance with GAAP.
  The Parent has delivered to Parent or its counsel for examination the following: (a) copies of the articles of incorporation and bylaws of the Parent as currently in effect; (b) all written records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof of the Parent; (c) stock ledger and journal reflecting all stock issuances and transfers of the Parent; and (d) all Permits from Governmental Authorities issued to the Parent by, and filings by the Parent with, any regulatory agency, and all applications for such permits, orders, and consents. The written records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof of the Parent made available to counsel for Parent are the only minutes of the Parent and contain accurate summaries of all meetings or actions by written consent of the Board of Directors (or committees thereof) of the Parent and its shareholders since the time of incorporation of the Parent.

      3.18 Disclosure. The representations and warranties of the Parent and Sub contained in this Agreement, together with the Parent Disclosure Schedule and any certificate furnished to Company pursuant to any provision of this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has not failed to disclose to the Company any fact or circumstances that would reasonably be expected to have a Material Adverse Effect on Parent.

     3.19 Brokers and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

       3.20 Tax Returns, Payments and Elections. The Parent has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") and such Returns are true and correct in all material respects and have been completed in accordance with applicable law. The provisions for Taxes of Parent as shown in the Parent Financials are adequate in all material respects for Taxes due or accrued as of the date hereof. Since the date of the Parent Interim Financial Statements, Parent has not incurred any material Taxes, assessments or governmental charges other than in the ordinary course of business and Parent has made adequate provisions on its books of account for all material Taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

     3.21 Parent SEC Documents. Parent has furnished or made available to the Company, Indemnifying Officer and Securityholder Representative a correct and complete copy of Parent's Annual Report on Form 10-KSB filed with the SEC with respect to the fiscal year ended September 30, 2006, and Parent's Quarterly Report on Form 10-QSB filed with the SEC with respect to the fiscal quarter ended June 30, 2006, (the "Form 10-QSB"), and registration statement filed on Form 8-K filed by Parent with the SEC on or after the date of filing of the Form 10-QSB, which are all the documents that Parent was required to file (or otherwise did file) with the SEC in accordance with Sections 13, 14 and 15(d) of the Securities Exchange Act on or after the date of filing with the SEC of the Form SB-2 (as amended, the "Parent SEC Documents"). As of their respective filing dates, or in the case of the Form SB-2 registration statement, their respective effective times, none of the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Parent SEC Documents complied when filed, or in the case of registration statements, as of their respective effective times, in all material respects with the then applicable requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

     3.22 Information Statement. The information supplied by Parent in writing for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Company's shareholders, at the time of the Company Shareholder Action or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement based on information provided in writing by Parent for inclusion in any earlier communication with respect to the solicitation of proxies or written consents for the Company Shareholder Action which has become false or misleading.

    3.23 Closing Cash Statement. The Closing Cash Statement delivered by Parent pursuant to Section 5.21 will state the amount of Parent's cash and cash equivalents (within the meanings of such terms under GAAP) on the Closing Date, which shall not be less than One Million One Hundred Thousand (US$ 1,100,000) United States Dollars.

     3.24 Subsidiaries. The Parent does not have any Subsidiaries other than Sub and does not otherwise own any shares of capital stock or any interest in (or any interest convertible, exchangeable or exercisable for any such interest), or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The Parent has not agreed and is not obligated to make any future investment in or capital contribution to any Person.

ARTICLE 4: CONDUCT PRIOR TO THE EFFECTIVE TIME

       4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 8 hereof and the Effective Time, each of the Parent, Sub and Company agree (unless such party is required to take such action pursuant to this Agreement or such other party shall give its prior consent in writing), subject to the prohibitions set forth in this Section 4.1 and in Section 4.2, to carry on its business in the usual, regular and ordinary course consistent with past practice, to pay its Liabilities, Taxes and other obligations consistent with its past practices (and in any event when due), and, to the extent consistent with such business, to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, none of the parties shall, without the prior written consent of such other party, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 2.10 or Section 3.9 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect (individually or in the aggregate) or prevent such party from performing or cause it not to perform its agreements and covenants hereunder or cause any condition to any other party's closing obligations in Article 6 not to be satisfied. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 8 hereof, or the Effective Time, the respective party or parties shall not, except as set forth in such party's respective Disclosure Schedule, cause or permit any of the following, without the prior written consent of the respective other party:

  Stock Option Plans: accelerate, amend or change the period of exercisability or vesting of Options or other rights granted under its stock plans or otherwise, authorize cash payments in exchange for any Options or other rights granted under any of such plans, grant any additional Options or waive any repurchase rights with respect to any Restricted Stock;

  Intellectual Property: (i) sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any Contract with respect to any Company Intellectual Property with any person or entity; provided, that the Company may enter into non-exclusive licenses of Company Intellectual Property with licensees (A) in the ordinary course of the Company's business consistent with past practice and (B) outside of the ordinary course of the Company's business consistent with past practice with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, other than with respect to off-the-shelf software pursuant to "shrink wrap" or "click wrap" license agreements, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties charged by the Company to its customers or licensees, or agree to any change in the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

  Product and Technology Rights: enter into or amend any Contract, commitment or transaction pursuant to which any other party is granted marketing, distribution, development or other similar rights of any type or scope with respect to any of products or technology of the Company;
  Contracts: amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the respective Disclosure Schedule;

  Capital Stock: declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Capital Stock, or split, combine or reclassify any Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Capital Stock (or options, warrants or other rights exercisable therefor);

  Issuances of Capital Stock: issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Capital Stock or any securities convertible into, or subscriptions, rights, warrants or Options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for issuances of Company Common Stock pursuant to exercises of Company Options or Company Warrants disclosed in Section 2.3(c) of the Company Disclosure Schedule and the conversion of the Company Preferred Stock disclosed in Section 2.3(a) of the Company Disclosure Schedule;

  Amendments to Articles: cause or permit any amendments to such party's articles of incorporation or bylaws;

  Dispositions: sell, lease, license or otherwise dispose of or encumber any Assets or Property, except for Assets or Property that are not Company Intellectual Property in the ordinary course of business consistent with past practice; provided, that the Company may enter into non-exclusive licenses of Company Intellectual Property with licensees (A) in the ordinary course of the Company's business consistent with past practice and (B) outside of the ordinary course of the

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Company's business consistent with past practice with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed;

  Indebtedness: incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities or guarantee any debt securities of others, enter into any "keep well" or other agreement to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables and capital equipment leases consistent with past practice;

  Loans: grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

  Payment of Obligations: pay, discharge or satisfy any claim or Liability arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in such respective party's Financials or incurred since the date of the Current Balance Sheet in the ordinary course of business and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

  Expenditures: make any expenditures or enter into any commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate as to the Company and $2,500 individually or $5,000 in the aggregate as to the Parent;

  Insurance: reduce the amount of any insurance coverage provided by existing insurance policies;

  Employees: hire or terminate any Employees, or encourage any Company Employees to resign from the Company, other than Non-Continuing Employees;

  Severance Arrangements: grant or increase or modify in favor of any Employee any severance or termination pay to any Employee except payments made pursuant to standard written agreements or plans outstanding on the date hereof and disclosed in the respective party's Disclosure Schedule;

  Employee Contracts: enter into or amend any Contract with any officer, director or employee;

  Employee Plans: adopt or amend any Employee Plan, enter into any employment Contract, pay or agree to pay any special bonus or special remuneration to any director, officer or Employee, or increase the salaries, wage rates, or other compensation of its Employees except payments made pursuant to standard written agreements in place on the date hereof and disclosed in the respective party's Disclosure Schedule;

  Litigation: commence or settle any litigation (other than a lawsuit for breach of this Agreement);

  Taxes: make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

  Acquisitions: acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the respective party's business;

  Revaluation: revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; or

  Other: take or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(u) above, or any other action that would prevent the respective party from performing, or cause the respective party not to perform, its covenants and agreements hereunder.

         4.2 No Solicitation. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the parties shall not, nor shall the parties permit any of its directors, employees, shareholders, agents, representatives or Affiliates to (and each party shall instruct them not to), directly or indirectly, take any of the following actions with any third party: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions with respect to any Acquisition Proposal (provided that this subsection (a) shall not, by its reference to the defined term "Acquisition Proposal", and such term's reference to subsection (i) of the defined term "Competing Transaction," prohibit discussions and negotiations with existing or potential customers regarding commercial services relationships in the ordinary course of business), (b) disclose any material non-public information to any Person concerning the such party's business, technologies or properties, or afford to any Person or entity access to its properties, technologies, books or records, not customarily afforded to new non-strategic customers in the ordinary course of business, (c) assist or cooperate with any Person to make any Acquisition Proposal, (d) enter into any Contract with any Person other than de minimus Contracts in the ordinary course of business, or (e) effect any Competing Transaction; provided, however, that (d) and (e) shall not prohibit the Company from, on and after November 24, 2006, entering into non-exclusive licenses of Company Intellectual Property with licensees (A) in the ordinary course of the Company's business consistent with past practice and (B) outside of the ordinary course of the Company's business consistent with past practice with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed). In the event that a party or any of such party's Affiliates shall receive, prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article 8 hereof, any Acquisition Proposal, or request, directly or indirectly, of the type referenced in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, such party shall immediately notify the other party thereof, including information as to the identity of the offeror or the third party making any such Acquisition Proposal and the specific terms of such Acquisition Proposal or request, as the case may be, and such other information related thereto as the other party hereto may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that any party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such other party may be entitled at law or in equity.

ARTICLE 5: ADDITIONAL AGREEMENTS

        5.1 Shareholder Approval.

  The Company shall submit this Agreement, the Agreement of Merger and the transactions contemplated hereby to its shareholders for approval and adoption as provided by Florida Law and the articles of incorporation and bylaws of the Company within five days of the date hereof. Such submission, and any proxy or consent in connection therewith, (i) shall include a solicitation of the approval of the holders of Company Common Stock and (ii) shall specify that adoption of this Agreement and approval of the Merger shall constitute approval by the Company Shareholders of the appointment of Steve Haley as Securityholder Agent, under and as defined in this Agreement. The Company shall use its commercially reasonable efforts to obtain the consent of the Company Shareholders sufficient to (i) approve the Merger, this Agreement and the transactions contemplated hereby, (ii) constitute a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together, (iii) constitute a majority of the outstanding shares of Company Common Stock, and (iv) enable the Closing to occur as promptly as practicable. In addition, the Company shall (i) promptly submit for approval by the Company Shareholders by the requisite vote (and in a manner satisfactory to Parent) any payments of stock contemplated by this Agreement that Parent determines may constitute "parachute payments" pursuant to Section 280G of

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the Code, such that all such payments resulting from the transactions contemplated hereby shall not be deemed to be "parachute payments" pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, or (ii) deliver to Parent evidence satisfactory to Parent that a Company Shareholder vote was held in conformance with Section 280G and the regulations thereunder, or that such requisite Shareholder approval has not been obtained with respect to any payment of stock that may be deemed to constitute a "parachute payment" within the meaning of Section 280G of the Code and, as a consequence, that such "parachute payment" shall not be made or provided.

  Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and affairs as may be required or appropriate in the disclosure materials submitted to the Company Shareholders (the "Soliciting Materials") and to cause its representatives to cooperate with the other's representatives in the preparation of the Soliciting Materials. The Soliciting Materials submitted to the Company Shareholders shall be subject to the review and approval by Parent (and include information regarding the Company, the terms of the Merger and this Agreement and the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement, and the transactions contemplated hereby). The Company warrants that none of the information contained in any documents mailed or delivered to the Company Shareholders in connection with soliciting their consent to this Agreement or the Merger, including the Soliciting Materials, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent in writing specifically for inclusion or incorporation by reference in any of the Soliciting Materials. Parent warrants that none of the information supplied by Parent in writing for inclusion in any documents mailed or delivered to the Company Shareholders in connection with soliciting their consent to this Agreement and the Merger, including the Soliciting Materials, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing, if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that would make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law.
  The Company agrees to arrange for, at Parent's expense (not to exceed $5,000), a Purchaser Representative who shall have such knowledge and experience in financial and business matters that the Purchaser Representative is capable of evaluating the merits and risks of an investment in the Parent Common Stock, and who shall otherwise satisfy the requirements of Rule 501(h) under the Securities Act, to act as "purchaser representative" within the meaning of Rule 501(h) under the Securities Act, for certain of the Company Shareholders in connection with the Merger. The Purchaser Representative shall be available at reasonable times to meet with Company Shareholders to discuss with them the merits and risks of the investment in Parent Common Stock pursuant to the Merger.

       5.2 Restricted Shares; Shareholders' Representations Regarding Securities Law Matters.

  The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Company Shareholders pursuant to Section 1.6 hereof shall constitute "restricted securities" within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in compliance with Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The certificates evidencing the shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being "restricted securities" under the Securities Act, to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares.

  Each shareholder of the Company, by virtue of the Merger and the conversion into Parent Common Stock of the Company Capital Stock held by such shareholder, shall be bound by the following provisions:
    Such shareholder will not offer, sell, transfer or otherwise dispose of any shares of Parent Common Stock unless (A) such sale, transfer or other disposition is within the limitations of and in compliance with the Securities Act and the rules and regulations thereunder, including without limitation Rule 144 promulgated by the SEC under the Securities Act, and the shareholder furnishes Parent with reasonable proof of compliance with such Rule, (B) in the opinion of counsel, reasonably satisfactory to Parent and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of Parent Common Stock, or (C) the offer and sale of Parent Common Stock is registered under the Securities Act. Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be necessary for the following transfers for no consideration (1) a transfer by a shareholder that is a partnership or limited liability company to a partner of such partnership or a member of such limited liability company or a retired partner of such partnership who retires after the date hereof or a retired member of such limited liability company who retires after the date hereof, or to the estate of any such partner, retired partner, member or retired member; (2) a transfer by a corporation to its subsidiaries or stock holders; or (3) the transfer by gift, will or intestate succession by any shareholder or any partner or member (current or retired) of a shareholder to his or her spouse or to the siblings, lineal descendants or ancestors of such shareholder, partner or member (current or retired) or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof.

    Provided that each officer and director of Parent who owns stock or options to purchase stock of Parent and all one-percent security holders and all other persons with registration rights also agrees to such restrictions, each Company Shareholder agrees that, if, in connection with a public offering of Parent's securities completed within twelve (12) months from Closing, Parent or the underwriters managing the offering so request, the Company Shareholder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Parent (other than those included in the registration) without the prior written consent of Parent or such underwriters, as the case may be, for 90 days from the effective date of such registration in the case of any other public offering of the Parent's securities. This Section 5.2(b)(iii) shall be binding on all transferees or assignees of Parent Common Stock issued to each Company Shareholder in the Merger.

        5.3 Company Financial Statements. The Company shall, at its sole cost and expense, deliver to Parent, at the earliest possible date, audited financial statements for the Company's fiscal year ended December 31, 2005 (the "Company Year End Financials"), and unaudited quarterly financial period for the quarter ended September 30, 2006 (the "Company Quarterly Statements") which shall be in form suitable for filing with the SEC and for which the auditors for the Company shall have consented to the inclusion of the SEC filings of Parent.

       5.4 Access to Information. Each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Article 8 hereof, to (i) all of the party's properties, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of a party as such other party may reasonably request, and (iii) all Employees. Each party agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon reasonable request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

        5.5 Confidentiality. Except as required by law, each party and its representatives will hold in strict confidence all documents and information concerning the other party furnished in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no action by the party in violation of this Section 5.5, (b) in the party's possession at the time of disclosure and not acquired by the party directly or indirectly from the other party on a confidential basis or (c) disclosed by the other party to others on an unrestricted, non-confidential basis) and will not, without the consent of the other party, (i) release or disclose any such documents or information to any other person or (ii) use or permit others to use such documents or information except in connection with this Agreement and the transactions contemplated hereby. In the event of the termination of this Agreement, each party shall return to the other parties all documents, work papers and other material so obtained by it, or on its behalf, and all copies, digests, abstracts or other materials relating thereto, whether so obtained before or after the execution hereof, and will comply with the terms of the confidentiality provisions set forth herein.

        5.6 Expenses; Severance Payments. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. The fees of Venture Law Corporation, counsel to the Parent, incurred in connection the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be paid by the Parent at the Closing (which payment not exceed for legal services shall not exceed $50,000 without the prior approval of the Company). The Company shall provide to Parent, at least one (1) business day prior to the Closing Date, with a statement of Third Party Expenses incurred by the Company in form reasonably satisfactory to the Parent (the "Statement of Expenses"). The Company shall also include in the Statement of Expenses an accounting of (A) all severance payments paid out to employees, consultants or directors of the Company during the period beginning on September 30, 2006 and ending immediately prior to the Effective Time, (B) all existing obligations entered into or otherwise agreed to by the Company or Company management with respect to severance arrangements with employees, consultants or directors of the Company, and (C) a good faith estimate by the Company of commissions owed by the Company to its employees, agents and consultants ((A), (B) and (C) collectively, the "Severance Payments and Obligations," and (C) individually, the "Estimated Commissions").

       5.7 Public Disclosure. None of the parties nor any officer, director, employee or agent of such party (and each party shall cause each of them to be aware of and comply with this prohibition) shall issue any statement or communication to any third party (other than their respective representatives or agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld.

       5.8 Consents. The Company shall use commercially reasonable efforts to obtain the consents, waivers and Approvals under any of the Contracts to which the Company is a party deemed appropriate or necessary by any party in connection with the Merger, including all consents, waivers and Approvals set forth in the Company Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company thereunder from and after the Effective Time.

       5.9 Reasonable Efforts.

  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including, without

                                                                                                                                                                                            39

limitation, the following: (a) the taking of all acts necessary to cause the conditions precedent set forth in Section 6.3 to be satisfied (other than obtaining consents, approvals or waivers which are governed by Section 5.7), (b) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (c) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

  Subject to the terms and conditions provided in this Agreement, each of Parent, Sub and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by, any Governmental Authority required to be obtained or made by such party or its subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; provided, however, that no party shall be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, Assets or Property of Parent or its subsidiaries or affiliates or of the Company or its affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company or Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect any remedies available to the Parent or the Company. No disclosure by the Company pursuant to this Section 5.11 shall be deemed to amend or supplement the Company Disclosure Schedule, or prevent or cure and misrepresentations, breach of warranty or breach of covenant. No disclosure by Parent pursuant to this Section 5.11 shall be deemed to amend or supplement Parent Disclosure Schedule, or prevent or cure and misrepresentations, breach of warranty or breach of covenant.

         5.12 Additional Documents and Further Assurances; Cooperation. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents, waivers and Approvals of any Governmental Authority or Person required in connection with the Merger) as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 6 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party, as soon as practicable following the date hereof.

        5.13 Employee Matters. Each person who shall continue as an employee of the Surviving Corporation after the Effective Time shall, after the Effective Time, be an at-will employee of Parent or Surviving Corporation to the extent permitted by applicable Law (a "Continuing Employee"); provided that each employee employed in the United States shall provide proof of the right to work in the United States. Each Continuing Employee shall be eligible to receive benefits (such as medical benefits, bonuses and 401(k)) maintained for employees of Parent consistent with Parent's employment policies. To the extent permitted by law and applicable tax qualification requirements and subject to any generally applicable break in service or similar rule, each Continuing Employee shall be given credit, for the purpose of any service requirements for participation eligibility, or vesting, for his or her period of continuous coverage under comparable Company benefit plans prior to the Effective Time to the extent permitted by Parent's benefit programs and consistent with Parent's employee benefit plans. No Continuing Employee, or any or his or her eligible dependents, who, at the Effective Time, are participating in a Company group health plan shall be excluded from Parent's group plan, or limited in coverage thereunder, by reason of any waiting period restriction or preexisting condition limitation to the extent permitted by Parent's employee benefit plans and the insurance carrier or provider. To the extent consistent with law and applicable tax qualification requirements, Parent shall use its commercially reasonable efforts to ensure that each Continuing Employee shall receive credit under the Parent group health plan in which the Continuing Employee participates (for the purpose of any annual out-of-pocket limitations) for any deductibles or co-payments that such individual has paid or has been charged with under any Company group health plan during the calendar year in effect at the Effective Time to the extent consistent with the applicable policies of the insurance carrier or other provider. In furtherance of the foregoing, the Company shall terminate all employment agreements and other arrangements with its employees effective as of the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit. The Company shall obtain a written release of claims against the Company in the form attached hereto as Exhibit D from each of the terminated employees and the Indemnifying Officer as well as any other officers and directors of the Company as to all claims arising on or before the Closing Date.

        5.14 New Employment Arrangements. On or before the date hereof, Steve Haley, Jan Norelid, Richard McGee and Janice Haley shall deliver executed employment agreements (each, an "Employment Agreement"), which Employment Agreements shall be effective as of the Closing Date. Such Employment Agreements will set forth employment arrangements which will (i) have terms, including the position, salary and responsibilities of such employee, which will be determined by the Company's management, (ii) be for a term of not less than three years from Closing, and (iii) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date.

       5.15 Private Placement. On or before the Closing, Parent will complete a private placement raising a minimum of Six Hundred and Fifty Thousand (US$ 650,000) United States Dollars (the "Private Placement"). The Private Placement will consist of 1,300,0000 shares of Parent Common Stock offered at a purchase price of $0.50 per share to non-US resident investors pursuant to the exemption provided by Regulation S of the Securities Act. The subscribers to the Private Placement will have registration rights as set out in the Registration Rights Agreement attached as Exhibit H to this Agreement.

       5.16 Bridge Loan. Parent has provided the Company with a bridge loan of Two Hundred and Fifty Thousand (US$ 250,000) United States Dollars (the "Loan"). The loan is evidenced by promissory note with a maturity date on the earlier of (i) May 9, 2007, or (ii) Closing. Company agrees to repay the Loan on Closing. The parties acknowledge the Loan forms part of the One Million One Hundred Thousand (US$ 1,100,000) Cash requirement of this Agreement.

       5.17 Investa Warrants. Parent will issue 3,557,812 warrants to Investa Capital Partners Inc (the "Investa Warrants") on the terms on conditions set out in Exhibit G to this Agreement. Each Investa Warrant will be exercisable for a period of 365 days after Closing for one share of Parent Common Stock at an exercise price of $0.140535 per share. The Investa Warrants will have registration rights as set out in the Registration Rights Agreement attached as Exhibit H to this Agreement.

       5.18 Investor Representation Statement. The Company shall use its reasonable best efforts to secure, prior to the Closing, from each shareholder of the Company, an executed Shareholder Certificate.

      5.19 Indemnification. From and after the Effective Time and until that date which is six (6) years after the Effective Time, the Surviving Corporation shall, or, to the extent that Surviving Corporation is unable to Parent shall, fulfill and honor in all respects the indemnification obligations of the Company to its directors and officers pursuant to its articles of incorporation and bylaws as in effect as of January ___, 2007 and pursuant to any indemnification agreements entered into on or before January ___, 2007 and in effect as of immediately prior to the Effective Time between the Company and its officers and directors, listed in Section 5.19 of the Company Disclosure Schedule, and an executed copy of which has been delivered by the Company to the Parent; provided, however, that the obligations of Parent and the Surviving Corporation pursuant to this Section 5.19 (i) shall not apply to any action, suit, proceeding, complaint, claim or demand by Parent, whether such claim is brought pursuant to this Agreement, applicable law or otherwise, (ii) shall not apply to any liabilities that result from actions, events or circumstances that would constitute a breach by the Company of any of its representations, warranties or covenants in this Agreement, any Ancillary Agreement or any document or instrument delivered hereunder, and (iii) shall not be deemed to release any officer or director from his or her indemnity obligations under Article 7 hereof.

      5.20 Termination of Company Employee Plans.

  Excluding any group health, disability and/or life insurance plans, effective no later than the day immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such plans shall not be terminated) (collectively, "Company Employee Plans"). Unless Parent provides such written notice to the Company no later than three (3) Business Days prior to the Effective Time, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of the Company's Board of Directors. The form and substance of such resolutions shall be subject to prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

  In the event that the distribution or rollover of assets from the trust of the Company Employee Plan that is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated Company Employee Plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent at least five (5) days prior to the Effective Time.

       5.21 Closing Cash Statement. Parent shall prepare and deliver to the Company, at least one (1) Business Day prior to the Closing, a statement (the "Closing Cash Statement"), reasonably acceptable to Parent, which states the amount of cash and cash equivalents (within the meanings of such terms under GAAP) of the Company as of that date, which shall not be less than One Million One Hundred Thousand (US$ 1,100,000) United States Dollars.

       5.22 Assignment by Founders. The Company shall have entered into an intellectual property assignment agreement with each of Steve Haley and Lucille Santini in form reasonably satisfactory to Parent, which shall provide for the assignment to the Company by Steve Haley and Lucille Santini of all Intellectual Property developed by them before they became employees of the Company which relates to the current or proposed business of the Company or is used in connection with the Company Products.

      5.23 Tax Matters. The parties intend that the Merger constitute a "tax-free reorganization" under Section 368(a) of the Code, and agree to report the Merger as such on their respective tax returns. The parties understand and agree that none of them is making any representation or warranty with respect to the tax consequences of this Agreement, the Merger, or the other transactions contemplated hereby, provided, however, that each of Parent and Company will (a) provide representations as to factual matters in a certificate to be furnished to the other party's tax counsel or accountants to permit such counsel or accountants to determine whether they may render a tax matter opinion, and (b) use its best reasonable efforts to obtain, as promptly as is practicable following the date hereof and in any event before the Effective Time of the Merger, such oral or written assurances as it reasonably deems sufficient to enable such tax counsel to provide a tax matter opinion.

       5.24 Conversion of Company Preferred Stock. The Company shall exercise its commercially reasonable efforts to cause all outstanding shares of Company Preferred Stock to convert into shares of Company Common Stock prior to the Closing pursuant to the terms of the Company's Articles of Incorporation.

         5.25 Conversion of Parent Loan. Parent shall exercise its commercially reasonable efforts to cause each of the individuals listed on Schedule 3.8 of the Company Disclosure Schedule to covert its Two Hundred and Fifty Thousand (US$ 250,000) United States Dollars loan to Parent into shares of Parent Common Stock under the Private Placement at $0.50 per share.

        5.26 Exercise of Pre-Existing Warrants. Parent shall exercise its commercially reasonable efforts to cause all outstanding Pre-Existing Warrants to be exercised and converted into shares of Parent Common Stock prior to the Closing pursuant to the terms of the Pre-Existing Warrant Certificates.

        5.27 Releases. Each party shall exercise its commercially reasonable efforts to cause any employee whose employment is terminated prior to the Closing Date to execute and deliver to the a release in the form attached hereto as Exhibit D.1 as to the Company's terminated employees and as Exhibit D.2 as to the Parent's and Sub's terminated employees.

        5.28 Observation Rights. Subject to their execution of the Observation Rights and Termination Agreement attached hereto as Exhibit I satisfactory to the Company, John T. Nugent ("Nugent") and Anthony J. Baudanza ("Baudanza") shall be entitled to attend, as observers, all meetings of the Company's Board of Directors (including telephonic meetings); provided, however, that (a) the Company's Board of Directors may require that such individuals not attend any particular Board meeting or be excused from any portions of meetings that involve matters or business that the Company's Board of Directors, in its reasonable discretion, determines involve matters or business necessary to be considered by the Board of Directors without Mr. Nugent and/or Mr. Baudanza being in attendance; and (b) such rights shall exist for each such individual only for so long as such individual owns at least 1.0% of the outstanding shares of the Company's Common Stock. Except with respect to matters or business as to which the Company's Board of Directors has determined should be considered by the Board of Directors without Mr. Nugent and/or Mr. Baudanza being in attendance and for so long as such individual is entitled to attend Board meetings, such individual shall be provided with the same meeting notices and materials as the members of the Company's Board of Directors, including but not limited to copies of all proposed and final resolutions, minutes and written consents. The Parent Common Stock issued to Nugent and Baudanza as a result of the Merger will have registration rights as set out in the Registration Rights Agreement attached as Exhibit H to this Agreement.

       5.29 Stock Grant. Parent will issue 1,391,500 of Parent Common Stock to Gregory T. Horn ("Horn") on the terms on conditions set out in Exhibit J to this Agreement (the "Horn Stock Grant Agreement"). The Parent Common Stock issued pursuant to the Horn Stock Grant will have registration rights as set out in the Registration Rights Agreement attached as Exhibit H to this Agreement.

       5.30 Promissory Note. Sub will issue a promissory note in the amount of $250,000.00 to Specialty Nutrition Group, Inc. ("SNG") on the terms on conditions set out in Exhibit K to this Agreement (the "SNG Promissory Note").

ARTICLE 6: CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

  No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

  No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall any proceeding brought by any Governmental Authority, seeking any of the foregoing, be pending.

  Company Shareholder Approval. Company Shareholders holding at least a sufficient number of shares of Company Capital Stock as required under the Company's articles of incorporation and Florida Law shall have approved this Agreement, the Agreement of Merger, the Merger and the transactions contemplated hereby and thereby, in each case without regard to any proxies granted or voting agreements entered into by such parties prior to the Closing Date.

  Resignation and Appointment of Directors. Parent shall have received a written resignation from the current director of Parent and an executed resolution appointing nominees of the Company to the Board of Directors of Parent effective as of the Effective Time.

  No Material Adverse Change. There shall not have occurred any event, series of events or condition of any character that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Parent, Sub or Company since the date of this Agreement.

  Litigation. There shall be no action, suit, claim, or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective Assets and Properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

  Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement that are qualified by "materiality" or "material adverse change" or contain other materiality exceptions or qualifications shall be accurate in all respects, and the representations and warranties of Parent and Sub contained in this Agreement that are not so qualified shall be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate to such extent as of such specified earlier date). Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

  Performance. Each of Parent and Sub shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing. Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

  Governmental Approval. Approvals from any Governmental Authority (if any) deemed reasonably appropriate or necessary by the Company shall have been timely obtained.

  Legal Opinion. The Company shall have received a legal opinion from Venture Law Corporation, a Professional Law Corporation, counsel to Parent, as to the matters set forth in Exhibit E.

  Certificate of Good Standing. Company shall have received a certificate of good standing of Parent from the Secretary of State of the State of Nevada dated within a reasonable period prior to Closing.

  Anti-Dilution and Participation Waivers. Any participation rights and anti-dilution protection benefiting Parent's shareholders that are applicable to or triggered by the Merger shall have been effectively waived.

  Exercise of Parent Warrants. All Parent Warrants shall have been fully exercised as of the Effective Time, and the Parent shall have delivered to the Company written evidence of such exercise.

  Private Placement. Parent shall have closed its Private Placement of Parent Common Stock.

  Closing Cash Statement. The Closing Cash Statement provided by Parent to the Company will confirm Parent has not less than One Million One Hundred Thousand (US$ 1,100,000) United States Dollars in cash or cash equivalents on Closing, minus the Loan advanced by Parent to the Company.

  SEC Filing of Parent. Parent shall have filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act.

  Indebtedness. Except as set forth in the Disclosure Schedules, the Parent shall have no additional Indebtedness.

  No Material Adverse Change. There shall not have occurred any event, series of events or condition of any character that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent or Sub since the date of this Agreement.

  Releases. Each of the individuals listed on Schedule 6.3(m) of the Parent Disclosure Schedule shall have executed and delivered to the Company a release in the form attached hereto as Exhibit D.2.

  Financial Statements. The Parent shall have delivered to Company the Parent Financial Statements as required by Company pursuant to the terms of Section 5.3.

  Registration Rights Agreement. Parent, Nugent, Baudanza and Horn shall have executed and delivered the Registration Rights Agreement attached hereto as Exhibit H.

         6.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger and the transaction contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

  Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified by "materiality" or "material adverse change" or contain other materiality exceptions or qualifications shall be accurate in all respects, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate to such extent as of such specified earlier date). Parent shall have received a certificate to such effect signed on behalf of Company by a duly authorized officer of Company.

  Company Shareholder Approval.
    Shareholders of the Company holding at least majority of the Company Capital Stock in each class shall have approved this Agreement, the Agreement of Merger, the Merger and the transactions contemplated hereby and thereby, in each case without regard to any proxies granted or voting agreements entered into by such parties prior to the Closing Date.
    Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of shareholders of Company as is required by the terms of Section 280G(b)(5)(B) of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed

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Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such proposed regulations, or, in the absence of such shareholder approval, none of those payments or benefits shall be paid or provided, pursuant to the waivers of those payments and benefits to be executed by the affected individuals in form and substance reasonable satisfactory to Parent.

  Performance. Company shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing. Parent shall have received a certificate to such effect signed on behalf of Company by a duly authorized officer of Company.

  Indebtedness. Except as set forth in the Disclosure Letter, the Company shall have no additional Indebtedness.

  Governmental Approval. Approvals from any Governmental Authority (if any) deemed reasonably appropriate or necessary by Parent shall have been timely obtained.

  Legal Opinion. Parent shall have received a legal opinion from Baritz & Coleman LLP, legal counsel to the Company, as to the matters set forth in Exhibit F.

  Conversion of Company Preferred Stock. All outstanding shares of Company Preferred Stock shall have been fully converted into shares of Company Common Stock pursuant to the articles of incorporation of the Company and applicable provisions of Florida Law.

  Certificate of Good Standing. Parent shall have received a certificate of good standing of the Company from the Secretary of State of the State of Florida dated within a reasonable period prior to Closing.

  No Material Adverse Change. There shall not have occurred any event, series of events or condition of any character that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Company since the date of this Agreement.

  New Employment Arrangements. Steve Haley shall have accepted offers of employment with Parent pursuant to the terms of their respective Employment Agreements, which Employment Agreements shall be effective as of the Effective Time, and Steve Haley shall not have terminated, purported to terminate or threatened to terminate his Employment Agreement and shall be an employee of the Company upon the Effective Time.

  Releases. Each of the individuals listed on Schedule 6.3(k) of the Company Disclosure Schedule shall have executed and delivered to the Company a release in the form attached hereto as Exhibit D.1.

  Purchaser Representative. Each Company Shareholder that is not an "accredited investor" (as defined in Regulation 501 under the Securities Act) shall have acknowledged in writing the identity of their "purchaser representative" within the meaning of Regulation 501(h) under the Securities Act (the "Purchaser Representative") and their reliance on such Purchaser Representative to satisfy the requirements of Regulation 506(b)(2)(ii) under the Securities Act.

  Exercise or Termination of Company Warrants. All Company Warrants shall have been fully exercised or the holders thereof shall have agreed to the termination or cancellation of such warrants as of the Effective Time, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

  Investa Warrants. Parent will deliver the Investa Warrants on Closing to Invest Capital Partners Inc.

  Registration Rights Agreement. Parent, the Private Placement subscribers and Investa Capital Partners Inc. shall have executed and delivered the Registration Rights Agreement attached hereto as Exhibit H.

  Financial Statements. The Company shall have delivered to Parent the Company Financial Statements as required by Parent pursuant to the terms of Section 5.3.

ARTICLE 7: SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company and the Indemnifying Officer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Merger and continue until 5:00 p.m., Eastern Standard Time, on the date which is the one year anniversary of the Closing Date (the "Expiration Date"); provided, however, that (i) the representations and warranties of the Parent set forth in Sections 3.5, 3.7, 3.9(f) and 3.20 and the Company set forth in Sections 2.3, 2.8 and 2.11 of this Agreement shall survive until the expiration of the applicable statutes of limitation, and (ii) only the relevant specific representations and warranties of the Parent and the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall not terminate with respect to any claims specified in any Claim Notice or Indemnity Notice delivered to the Shareholder Representative prior to the Expiration Date until such claims are finally resolved pursuant to the terms of this Article 7, and (iii) in the case of any knowing, intentional or fraudulent breaches of the representations and warranties of the Parent or the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement (each a "Fraudulent Breach" and collectively "Fraudulent Breaches"), the representations and/or warranties that are the subject of such knowing, intentional or fraudulent breaches shall not terminate until the expiration of the applicable statute of limitations.

       7.2 Indemnification. The parties hereto shall indemnify each other as set forth below:

  The Company Shareholders and Indemnifying Officer shall indemnify Parent and its officers, directors, employees, agents and Affiliates (the "Parent Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Company Shareholders and Indemnifying Officer contained in this Agreement.

  Parent shall indemnify the Company Shareholders and Indemnifying Officer, and their respective officers, directors, employees, agents and Affiliates (the "Company Indemnified Parties" and, together with the Parent Indemnified Parties, the "Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Parent contained in this Agreement.

  No amounts of indemnity shall be payable as a result of any claim arising under Section 7.2 in respect of a misrepresentation or breach of warranty unless and until the Indemnified Party thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of US$50,000 in the aggregate, in which event the Indemnified Party shall be entitled to seek indemnity from the Indemnifying Party for the full amount of such Losses.

  No amounts of indemnity shall be payable as a result of any claim arising under Section 7.2(a) in respect of a misrepresentation or breach of warranty by the Company Shareholders and Indemnifying Officer if the aggregate amount of indemnity that has been duly paid in full in respect of all claims under Section 10.2(a) equals 10% of the Merger Consideration issued by Parent to the Company Shareholders pursuant to Section 1.6 of this Agreement.

7.3. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 7.2 will be asserted and resolved as follows:

  In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 7.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than the Company Shareholders or the Indemnifying Officer, Parent or any Affiliate of any Company Shareholders, Indemnifying Officer or Parent (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 7.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

  In the event any Indemnified Party should have a claim under Section 7.2 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 7.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this Section 7.3.

  Any dispute submitted to arbitration pursuant to this Section 7.3 shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. The Board of Arbitration shall meet in Florida or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Arbitration

                                                                                                                                                                                                   48

appointed by such party, provided, however, that the expenses and fees of the third member of the Board of Arbitration and any other expenses of the Board of Arbitration not capable of being attributed to any one member shall be borne in equal parts by the Indemnifying Party and the Indemnified Party.

       7.4 Exclusive Remedy. Each party's rights of indemnification contained in this Article 7 shall, from and after the Closing Date, be its sole and exclusive remedy for any Losses in connection with this Agreement and the transactions contemplated hereby (including Losses in connection with Third Party Claims), except for Losses arising from representations made with the knowledge that such representations were false at the time they were made or fraudulent acts or failures to act.

        7.5 Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent with respect to the matters contemplated by Article 7 hereof shall constitute a decision of all the Indemnifying Parties and shall be final, binding and conclusive upon each of such Indemnifying Party, and Parent may rely upon any such decision, act, consent or instruction of a Securityholder Agent as being the decision, act, consent or instruction of each such Indemnifying Party. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

ARTICLE 8: TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

  by mutual written agreement of the Company and Parent;

  by Parent or the Company by written notice if: (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal; or (iii) the Effective Time has not occurred before 5:00 p.m. Eastern Standard Time on January 31, 2007 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose willful failure to fulfill any material obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, but in such case the other party must elect to either (A) terminate this Agreement by the Outside Date (in which case such other party will be entitled to recover damages from the breaching party for its breach of this Agreement ("Breach Damages")) or (B) consummate the Merger by no later than two (2) Business Days after delivery of notice to the breaching party of the breaching party's breach, in which case such non-breaching party may, to the extent permitted by Article 7, recover Breach Damages pursuant to a claim made pursuant to Article 7 of this Agreement.

  by Parent by written notice if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Authority, which would: (i) prohibit Parent's ownership or operation of all or any portion of the business of the Company, or (ii) compel Parent or Company to dispose of or hold separate all or any portion of the Assets and Properties of the Company or Parent as a result of the Merger;

  by Parent by written notice if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or any Indemnifying Officer contained in this Agreement such that the conditions set forth in Section 6.3 would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

  by the Company by written notice if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 6.2 would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
  by Parent, by written notice, if Steve Haley ceases to be employed by the Company.

        8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors or shareholders or Affiliates or Associates; provided, however, that Parent and Sub shall release and transfer all right, title and interest in and to the name "Celsius" (including, without limitation, trade name, trademarks, service marks, trade packaging rights and copyrights); and provided, further, that Parent shall and Sub shall each, within 30 days of any termination, change their respective corporate names to remove any reference to "Celsius" and shall terminate any fictitious name registrations containing the name "Celsius"; and provided, further, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further that, the provisions of Sections 5.5, 5.6 and 5.7, Articles 8 and 9 (including as provided in Section 8.1(b)(iii)) and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

        8.3 Amendment. Except as is otherwise required by applicable law after the shareholders of the Company approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that the consent of the Shareholder Agent shall not be required in connection with any amendment to this Agreement that does not affect the rights and obligations of the Shareholder Agent.

        8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9: MISCELLANEOUS PROVISIONS

       9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, by facsimile transmission against facsimile confirmation, by electronic mail or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to the Company:	Elite FX, Inc.
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Attention: Steve Haley
Fax No. (561) 276-2268

with a copy to:	Baritz & Coleman LLP
1075 Broken Sound Parkway, NW Suite 102

Boca Raton, Florida 33487
Attention: Neil Baritz
Fax No. (561)864-5100

If to the Securityholder Agent:	Steve Haley
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Attention: Steve Haley
Fax No. (561) 276-2268

If to Parent:	Celsius Holdings, Inc.
Analipseos 30 Apt. #25
52236 Panorama, Thessaloniki, Greece
Attention: Kristian Kostovski
Fax No.: (011)(30)(697)(366-9834)

with a copy to:	Venture Law Corporation
688 West Hastings Street, Suite 618
Vancouver, British Columbia V6B 1P1
Attention: Alixe B. Cormick
Fax No.: (604) 659-9188

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt and (d) if by electronic mail, when directed to an electronic mail address provided for in this Section 9.1, be deemed given upon delivery (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number, email address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

          9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent's obligations hereunder.

        9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        9.7 Governing Law. THIS AGREEMENT AND THE VALIDITY AND ENFORCEABILITY HEREOF SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF. EXCEPT AS OTHERWISE PROVIDED HEREIN, EACH PARTY AGREES THAT ALL LEGAL PROCEEDINGS CONCERNING THE INTERPRETATIONS, ENFORCEMENT AND DEFENSE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BROUGHT AGAINST A PARTY HERETO OR ITS RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES OR AGENTS) SHALL BE COMMENCED IN THE STATE AND FEDERAL COURTS SITTING IN PALM BEACH COUNTY FLORIDA (THE "FLORIDA COURTS"). EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FLORIDA COURTS FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY TERM OF THE AGREEMENT), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR SUCH FLORIDA COURTS ARE IMPROPER OR INCONVENIENT VENUE FOR SUCH PROCEEDING.

      9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

      9.10 Disclosure Schedule. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

       9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

       9.12 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. The fact that Parent may waive a condition under Section 6.3 shall not constitute a waiver by Parent of any other right or remedy hereunder or preclude the Parent from exercising any remedy hereunder.

ARTICLE 10: DEFINITIONS

       10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

     "Acquisition Proposal" means any offer, proposal, inquiry or expression of interest relating to a Competing Transaction.

      "Action or Proceeding" means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation, investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

      "Affiliate" means (except for the purposes of Section 2.14), as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, or (b) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation.

    "Aggregate Common Number" means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including all shares of Company Common Stock issued or issuable upon exercise, conversion or exchange in full of all Company Warrants or other Equity Equivalents (including shares of Company Preferred Stock) that are not exercised, converted, exchanged or expired as of the Effective Time, excluding all unvested and vested Company Options); provided, however, that unvested Company Options that will never vest pursuant to their terms as of and after the Effective Time and are held by Company employees that are not Continuing Employees shall not be included in the Aggregate Common Number.

     "Aggregate Stock Consideration" means an amount of shares of Parent Common Stock equal to Seventy Million, Nine Hundred Twelve Thousand, Two Hundred Forty-Six (70,912,246) to be issued to the Company Shareholders as consideration in the Merger.

    "Agreement" means this Merger Agreement and Plan of Reorganization, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

    "Ancillary Agreements" has the meaning given to it in Section 2.2, and shall include the following Exhibits:

Exhibit A: Agreement of Merger;
Exhibit B: Shareholder Certificate;
Exhibit C: Proprietary Rights and Confidentiality Agreement;
Exhibit D.1: Company Employee Release;
Exhibit D.2: Parent and Sub Employee Release;
Exhibit E: Legal Opinion of Venture Law Corporation;
Exhibit F: Legal Opinion of Baritz & Coleman LLP;
Exhibit G: Investa Warrant;
Exhibit H: Registration Rights Agreement;
Exhibit I: Observation Rights and Termination Agreement;
Exhibit J: Horn Stock Grant Agreement; and
Exhibit K: SNG Promissory Note.

     "Approval" means any approval, authorization, consent, permit, qualification or registration, or waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

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      "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

      "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

     "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

     "Agreement of Merger" has the meaning given to it in Section 1.2.

     "Claim Notice" means written notification pursuant to Section 7.3(a) of a Third Party Claim as to which indemnity under Section 7.1 or 7.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of such Third Party Claim and the basis for the Indemnified Party's claim against the Indemnifying Party under Section 7.1 or 7.2, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

      "Closing" means the closing of the transactions contemplated by Section 1.2.

      "Closing Cash Statement" has the meaning given to it in Section 5.21.

      "Closing Date" has the meaning given to it in Section 1.2.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Company" has the meaning given to it in the forepart of this Agreement.

       "Company Year-End Financial Statements" means the audited consolidated balance sheet of the Company as of the fiscal years ended December 31, 2005 and December 31, 2004, and the related audited statement of income, changes in holders' equity and cash flows for the periods ended December 31, 2005 and December 31, 2004 in each case, together with the notes thereto and the unqualified report of the Company's independent accountants with respect thereto.

       "Company Capital Stock" means the Company Common Stock.

       "Company Common Number" means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (and following any conversion or exercise of any convertible or exercisable security for Company Common Stock immediately prior to the Effective Time), plus the number of shares of Company Common Stock issuable upon conversion of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

        "Company Common Stock" has the meaning given to it in Section 2.3(a).

        "Company Disclosure Schedule" means the schedules delivered to Parent by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 or otherwise.

        "Company Financials" means the Company Year-End Financial Statements and the Company Interim Financial Statements.

        "Company Interim Financial Statements" means the unaudited consolidated balance sheet of the Company as of September 30, 2006, and the related unaudited statement of operations and statement of cash flows for the three month period ended on such date.

        "Company Year End Financial Statements" means the audited consolidated balance sheet of the Company for the year ended December 31, 2005, and the related audited statement of operations and statement of cash flows for the year ended on such date.

       "Company Option(s)" means any Option to purchase Company Capital Stock, excluding the Company Preferred Stock and the Company Warrants.

        "Company Restricted Stock" means shares of Company Capital Stock that are subject to a repurchase option in favor of the Company.

        "Company Shareholders" mean the holders of Company Capital Stock.

       "Company Shareholder Action" has the meaning given to it in Section 2.26.

       "Company Stock Plan" has the meaning given to it in Section 1.6(d).

       "Company Warrants" means any and all warrants to purchase Company Capital Stock, including the warrants listed in Section 2.3 of the Company Disclosure Schedule.

      "Competing Transaction" means (i) any merger or consolidation, any sale, transfer (including without limitation the granting of any Lien) or license of assets of any of the parties hereto, or similar transactions involving any party hereto, (ii) any sales or issuances by the any party hereto of any Capital Stock, debt, or options, warrants or other rights with respect thereto (including, without limitation, in a financing transaction or by way of a tender offer or an exchange offer), other than issuances of Capital Stock upon exercise of options and warrants or conversion of Preferred Stock outstanding as of the date of this Agreement and disclosed in this Agreement or a Disclosure Schedule, or (iii) any partnership, joint venture, strategic relationship or other material transaction with a third party outside the any party's ordinary course of business consistent with past practice.

      "Conflict" has the meaning given to it in Section 2.5.

      "Contract" means any written, oral or other agreement, contract, subcontract, lease, binding understanding, promise, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect.

     "Disclosure Schedules" means the Company Disclosure Schedule and the Parent Disclosure Schedule.

     "Dispute Period" means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

     "Dissenting Shares" has the meaning given to it in Section 1.8(a).

     "Effective Time" has the meaning given to it in Section 1.2.

     "Employee" has the meaning given to it in Section 2.15(a).

     "Employee Plan" has the meaning given to it in Section 2.15(a).

     "Equity Equivalents" means securities (including Options to purchase any shares of Company Capital Stock), which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities.

       "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

       "Expiration Date" has the meaning given to it in Section 7.1.

       "Florida Law" means the Florida Corporation Laws under Chapter 607 and all amendments and additions thereto.

       "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

        "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, or including any stock exchange, quotation service and the National Association of Securities Dealers.

      "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases, or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

      "Indemnifying Officer" is Steve Haley, President and Chief Executive Officer of the Company.

       "Indemnity Notice" means written notification pursuant to Section 7.3(b) of a claim for indemnity under Article 7 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

       "Investa Warrants" shall be defined as set forth in Section 5.17.

        "IRS" means the United States Internal Revenue Service or any successor entity.

         "Knowledge", the phrases "to the knowledge of", "to the best knowledge of", "known to" and "knows" means (A) in the case of the Company or Parent, the actual knowledge of the Company's or Parent's, as the case may be, officers, directors and other managers, provided that such persons shall be deemed to have knowledge of such facts, circumstances and other information that such persons would reasonably be expected to discover in the course of conducting such person's duties, including if such persons had made due and diligent inquiry of those employees of the Company or Parent, as the case may be, whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented, and (B) in the case of an officer, director or manager of Company or Parent, the actual knowledge such officer, director or other manager, provided that such person shall be deemed to have knowledge of such facts, circumstances and other information that such person would reasonably be expected to discover in the course of conducting such person's duties, including if such persons had made due and diligent inquiry of those employees of the Company or Parent, as the case may be, whom such officer, director or manager reasonably believes would have actual knowledge of the matters represented.

        "Legal Requirement" or "Legal Requirements" means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

        "Liabilities" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law, other than Permitted Liens.

         "Losses" means all losses, damages, liabilities and claims, and fees, costs and expenses of any kind related thereto (whether or not resulting from a Third-Party Claim) (including, without limitation, Legal Expenses).

         "Material Adverse Effect" with respect to Company or the Parent, means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations, or capitalization of such entity and its subsidiaries (if any), taken as a whole; provided, however, that changes in worldwide economic conditions that affect such Person (or the markets in which such Person competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which such Person competes shall not constitute a "Material Adverse Effect."

        "Merger" has the meaning given to it in Recital A to this Agreement.

        "Merger Consideration" has the meaning given to it in Recital B.

        "Merger Cash" means the cash issued in exchange for outstanding shares of Company Capital Stock pursuant to Section 1.6 and payable upon exercise of Assumed Company Options and assumed Company Warrants.

        "Merger Shares" means the shares of Parent Common Stock issued in exchange for outstanding shares of Company Capital Stock pursuant to Section 1.6 and issuable upon exercise of Assumed Company Options and assumed Company Warrants.

        "Nevada Law" means the Nevada Corporation Laws under Chapter 78 and all amendments and additions thereto.

        "Non-Competition Agreement" has the meaning given to it in Recital D to this Agreement.

         "Non-Continuing Employee" means Brad Stein, Audrey Hacker and Chris Daniels.

          "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract (other than the Company Preferred Stock) that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

        "Parent Financials" has the meaning ascribed to it in Section 3.8.

        "Parent" has the meaning ascribed to it in the forepart of this Agreement.

       "Parent Common Stock" means the shares of the common stock, par value, $0.001 per share, of the Parent.

        "Parent Disclosure Schedule" has the meaning ascribed to it in the forepart of Article 3.

         "Parent Warrant" shall mean those warrants issued to the shareholders of the Parent company as part of the "unit" offering pursuant to the Second Amendment to the Parent's Form SB-2/A registration statement which was declared effective on March 30, 2006.

         "Permit" means any license, permit, franchise or authorization.

        "Permitted Liens" means any of the following to the extent they arise in the ordinary course of business of the Person whose property is subject to the Lien: (a) any mechanic's liens, landlord's liens and liens to secure importation/custom duties in connection with the importation of goods; (b) any liens for Taxes, assessments, judgments and similar charges not yet due and payable or which are being contested in good faith and for which any required reserves have been established; and (c) purchase money liens and liens securing rental payments under capital lease arrangements of the Company.

         "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

         "Private Placement" means the private placement of 1,300,000 shares of Parent Common Stock at a purchase price of US$ 0.50 per share to investors outside of the United States pursuant to the exemption from registration provided by Regulation S under the Securities Act. The Private Placement to close on or prior to Closing raising an aggregate total of Six-Hundred and Fifty Thousand (US$ 650,000) United States Dollars.

         "Purchaser Representative" has the meaning given to it by Section 6.3(l).

        "Registration Rights Agreement" means that certain registration rights agreement attached as Exhibit H of this Agreement to be entered into by and between the Parent and the subscribers to the Private Placement, John T. Nugent, Anthony J. Baudanza, Gregory T. Horn and Investa Capital Partners Inc. as holder of the Investa Warrants who will all be signatories thereto.

       "Resolution Period" means the period ending thirty (30) calendar days following receipt by an Indemnified Party of a Dispute Notice.

       "Restricted" means, with respect to outstanding shares of Company Capital Stock or Merger Consideration, that such shares or Merger Consideration are subject to a right of repurchase, forfeiture or divestment in favor of either the party that issued such shares or paid or issued such Merger Consideration, or both.

       "Restricted Stock Purchase Agreement" means a restricted stock purchase agreement in pursuant to which the Company has sold Company Restricted Stock, or any other agreement pursuant to which the Company is granted the right to repurchase Company Restricted Stock.

         "SEC" means the Securities and Exchange Commission or any successor entity.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

        "Securityholder Agent" has the meaning given to it in the forefront of this Agreement.

        "Severance Payments and Obligations" has the meaning given to it in Section 5.6.

        "Shareholders Certificate" has the meaning given to it be Section 1.9(c).

        "Soliciting Materials" has the meaning given to it in Section 5.1(b).

        "Statement of Expenses" has the meaning given to it in Section 5.6.

       "Stock Exchange Ratio" means the quotient obtained by dividing (a) the Aggregate Stock Consideration, by (b) the Aggregate Common Number.

        "Sub" has the meaning given to it in the forepart of this Agreement.

        "Subsidiary" or "Subsidiaries" means any Person or Persons in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

        "Surviving Corporation" has the meaning given to it in Section 1.1.

        "Tax" has the meaning given to it by Section 2.10(a).

         "Transfer Agent" means, with respect to Parent, Holladay Stock Transfer the transfer agent of Parent having an address at 2939 N 67th Place Suite C, Scottsdale, AZ 85251.

         "Unrestricted" means, with respect to Company Capital Stock or Merger Consideration, such Company Capital Stock or Merger Consideration that is not Restricted.

         "Vest" or "Vesting" means (a) with respect to an Option, such Option becoming vested and exercisable, and (b) with respect to shares of Parent Common Stock that are Restricted, such shares becoming released from the applicable risk of forfeiture or divestment or repurchase right; and "Vested" (a) with respect to Options, refers to the maximum number of shares which may then be issued upon exercise of such Option (and which upon such issuance will not be Restricted), and (b) with respect to shares of Parent Common Stock that are Restricted, refers to the number of shares which are released from the applicable risk of forfeiture or divestment or repurchase right.

        "Vested Assumed Option" means only that portion of an Assumed Option that is Vested immediately following the Effective Time.

        "Vested Assumed Option Number" means the aggregate number of shares of Company Common Stock issuable upon exercise of all Vested Assumed Options as of immediately following the Effective Time.

        "Voting Agreement" has the meaning given to it in Recital E to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Sub, the Company and the Indemnifying Officer, and with respect to Article 7 and Article 9 only the Securityholder Agent, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

ELITE FX, INC.

/s/ Steve Haley

By:______________________________________________
 Name: Steve Haley
Title: Chief Executive Officer

CELSIUS HOLDINGS, INC.

/s/ Kristian Kostovski

By:______________________________________________
 Name: Kristian Kostovski
Title: President and CEO

CELSIUS, INC.

/s/ Kristian Kostovski

By: ______________________________________________
 Name: Kristian Kostovski
Title: President and CEO

EXHIBIT LIST

Exhibit A: Agreement of Merger;
Exhibit B: Shareholder Certificate;
Exhibit C: Proprietary Rights and Confidentiality Agreement;
Exhibit D.1: Company Release;
Exhibit D.2: Parent and Sub Release;
Exhibit E: Legal Opinion of Venture Law Corporation;
Exhibit F: Legal Opinion of Baritz & Coleman LLP;
Exhibit G: Investa Warrant; "
Exhibit H: Registration Rights Agreement;
Exhibit I: Observation Rights and Termination Agreement;
Exhibit J: Horn Stock Grant Agreement; and
Exhibit K: SNG Promissory Note.

65

EXHIBIT A

to

Merger Agreement and Plan of Reorganization

Agreement of Merger

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz
Entity # Document Number:
Articles of Merger (PURSUANT TO NRS 92A.200) Page 1	Date Filed:
ABOVE SPACE IS FOR OFFICE USE ONLY

(Pursuant to Nevada Revised Statutes Chapter 92A)
(excluding 92A.200(4b))

1)	Name and jurisdiction of organization of each constituent entity (NRS 92A.200). If there are more than four merging entities, check box ☐ and attach an 81/2" x 11'' blank sheet containing the required information for each additional entity.

ELITE FX, INC.
Name of merging entity

FLORIDA	CORPORATION
Jurisdiction	Entity type *

Name of merging entity

Jurisdiction	Entity type *

Name of merging entity

Jurisdiction	Entity type *

Name of merging entity

Jurisdiction	Entity type *

and,

CELSIUS, INC.
Name of surviving entity

NEVADA	CORPORATION
Jurisdiction	Entity type *

* Corporation, non-profit corporation, limited partnership, limited-liability company or business trust.

Filing Fee: $350.00

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Merger 2003 Revised on: 10/03/05

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Articles of Merger (PURSUANT TO NRS 92A.200) Page 2

ABOVE SPACE IS FOR OFFICE USE ONLY

2)	Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.1 90):

Attn:

c/o:

3)	(Choose one)

X	The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).

__	The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180)

4)	Owner's approval (NRS 92A.200)(options a, b, or c must be used, as applicable, for each entity) (if there are more than four merging entities, check box ☐ and attach an 8 1/2" x 11'' blank sheet containing the required information for each additional entity):

(a)	Owner's approval was not required from

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Merger 2003 Revised on: 10/03/05

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Articles of Merger (PURSUANT TO NRS 92A.200) Page 3

ABOVE SPACE IS FOR OFFICE USE ONLY

(b)	The plan was approved by the required consent of the owners of *;

ELITE FX, INC.
Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

CELSIUS, INC.
Name of surviving entity, if applicable

  * Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Merger 2003 Revised on: 10/03/05

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Articles of Merger (PURSUANT TO NRS 92A.200) Page 4

ABOVE SPACE IS FOR OFFICE USE ONLY

(c)	Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Merger 2003 Revised on: 10/03/05

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Articles of Merger (PURSUANT TO NRS 92A.200) Page 5

ABOVE SPACE IS FOR OFFICE USE ONLY

5)	Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*:

6)	Location of Plan of Merger (check a or b):

__	(a) The entire plan of merger is attached;

or,
X	(b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7)	Effective date (optional)**:	___________

* Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them ''Restated'' or ''Amended and Restated,'' accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

** A merger takes effect upon filing the articles of merger or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed (NRS 92A.240).

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Merger 2003 Revised on: 10/03/05

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Articles of Merger (PURSUANT TO NRS 92A.200) Page 6

ABOVE SPACE IS FOR OFFICE USE ONLY

8)	Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited partnership; A manager of each Nevada limited-liability company with managers or all the members if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)*
(if there are more than four merging entities, check box ☐ and attach an 81/2" x 11'' blank sheet containing the required information for each additional entity.):

ELITE FX, INC
Name of merging entity

PRESIDENT
Signature	Title	Date

Name of merging entity

Signature	Title	Date

Name of merging entity

Signature	Title	Date

CESLSIUS, INC.
Name of surviving entity

PRESIDENT
Signature	Title	Date

* The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT : Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Merger 2003 Revised on: 10/03/05

EXHIBIT B

to

Merger Agreement and Plan of Reorganization

Shareholder Certificate

SHAREHOLDER CERTIFICATE

This certificate confirms information necessary to issue shares of Common Stock of Celsius Holdings, Inc. ( "Parent") to the undersigned on Closing of the Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among Parent., Celsius, Inc. ("Sub"), Elite FX, Inc. (the "Company"), and other parties named therein (the "Merger Agreement").

Capitalized terms not specifically defined in this Shareholder Certificate have the meaning ascribed to them in the Merger Agreement, a copy of which was provided to the undersigned. In the event of a conflict between the terms of this Shareholder Certificate and such Merger Agreement, the terms of this Shareholder Certificate shall prevail.

The undersigned (the "Purchaser") covenants, represents and warrants to the Parent that:

  The Purchaser is (i) a US Person and (ii) authorized to consummate the purchase of the Parent Common Stock.
  The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Parent Common Stock and it is able to bear the economic risk of loss of its entire investment.
  The Parent has provided to it the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and it has had access to such information concerning the Parent as it has considered necessary or appropriate in connection with its investment decision to acquire the Parent Common Stock, including access to the Parent's public filings available on the Internet at www.sec.gov and that any answers to questions and any requests for information have been complied with the Purchaser's satisfaction.
  The Purchaser is acquiring the Parent Common Stock for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Parent Common Stock in violation of the United States securities laws.
  The address of the undersigned set out on the signature page of the Shareholder Certificate is the true and correct address of the Purchaser and can be relied on by the Parent and the Agent for purposes of State blue sky laws.
  The Purchaser understands (i) the Parent Common Stock have not been and will not be registered under the 1933 Act, or the securities laws of any State in the US; (ii) the sale contemplated hereby is being made in reliance on an exemption from such registration requirements; (iii) subject to certain exceptions provided under the 1933 Act, the Parent Common Stock may not be transferred or exercised in the US or by or on behalf of a US Person unless such Securities, as applicable, are registered under the 1933 Act and applicable State securities laws or unless an exemption from such registration requirements is available.
  The Purchaser satisfies one or more of the categories indicated below (please handwrite your initials on the appropriate line):

a. ______ the Purchaser is purchasing the Parent Common Stock in an "offshore transaction" as defined in, and pursuant to, Regulation S on the basis that he undersigned was not offered the Parent Common Stock in the US and did not execute or deliver the Shareholder Certificate in the US; or

b. ______ the Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D of the 1933 Act by virtue of meeting one of the following criteria (please handwrite your initials on the appropriate line):

i. ______ The Purchaser is a natural person whose total personal net work, either individually or jointly with such person's spouse, at the time of purchase, exceeds US $ 1,000,000; or

ii. ______ The Purchaser is a natural person who had individual income in excess of US $ 200,000, or joint income with the person's spouse in excess of US $ 300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year; or

iii. ______ An organization described in Section 501(c)(3) of the US Internal Revenue Code, a corporation, a Massachusetts or similar business trust or partnership, not formed for the specific purpose of acquiring the Parent Common Stock, with total assets in excess of US $ 5,000,000; or

iv. ______ A trust that (a) has total assets in excess of US $ 5,000,000; (b) was not formed for the specific purpose of acquiring the Parent Common Stock; and (c) is directed in its purchases of the Parent Common Stock by a person who has such knowledge and experience in financial and business matters that he/she is capable of evaluating the merits and risks of an investment in the Parent Common Stock; or

v. ______ An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; or

vi. ______ A Small Business Investment Company licensed by the US Small Business Administration under Section 301 (c) or (d) of the Small Business Investment Act of 1958; or

vii. ______ A private business development company as defined in Section 202(a) (22) of the Investment Advisors Act of 1940; or

viii. ______ An entity in which all of the equity owners satisfy the requirements of one or more of the foregoing categories.

c. ______ the Purchaser is not an "accredited investor" as defined in Rule 501 of Regulation D of the 1933 Act, who either alone or with his "Purchaser Representative(s)", as defined in Rule 501(h) of Regulation D, has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such Purchaser comes within this description.

  The Purchaser has not purchased the Parent Common Stock as a result of any form of general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or other form of telecommunications, including electronic display, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

  If the Purchaser decides to offer, sell or otherwise transfer any of the Parent Common Stock it will not offer, sell or otherwise transfer any of such securities directly or indirectly, unless:
  the sale is to the Parent;
  the sale is made outside of the US in a transaction meeting the requirements of Rule 904 of Regulation S and in compliance with local laws and regulations;
  the sale is made pursuant to the exemption from registration requirements under the 1933 Act provided by Rule 144 thereunder and in accordance with any applicable State securities laws or "blue sky" laws;
  the sale is to an institutional "accredited investor" as defined in Rule 501(a)(1), (2), (3), or (7) under the 1933 Act and a purchaser's letter containing the same representations, warranties and agreements as those contained in this Shareholder Certificate, and satisfactory to the Parent, is executed by the purchaser and delivered to the Parent prior to the sale; or
  the securities are sold in a transaction that does not require registration under the 1933 Act or any applicable State laws and regulations governing the offer and sale of securities, and it has prior to such sale furnished to the Parent an opinion of counsel reasonably satisfactory to the Parent stating that such transaction is exempt from registration under applicable securities laws and that the legend may be removed.
  The Purchaser acknowledges that the Purchaser has not purchased the Securities as a result of, an will not engage in, any "direct selling effort" (as defined in Regulation S under the 1933 Act) in the US in respect of the Securities which would include any activities undertaken for the purpose of, or that could be reasonably expected to have the effect of, conditioning the market in the US for the resale of the Securities; provided however that the Purchaser may sell or otherwise dispose of any of the Securities pursuant to registration of the Securities under the 1933 Act and any applicable State securities laws or under an exemption from such registration requirements and as otherwise provided herein; and
  The Purchaser acknowledges the certificate representing the Parent Common Stock to be received by the Purchaser, as well as all certificates issued in exchange for or in substitution of the foregoing, until such time as it is no longer required under the applicable requirements of the 1933 Act or applicable State securities laws, will bear on the face of such certificate, the following legend or similar worded legend:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR OTHER APPLICABLE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATIONS S, RULE 901 THROUGH RULE 905, AND PRELIMINARY NOTES UNDER THE 1933 ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE1933 ACT."

  The Purchaser understands and agrees that there may be material tax consequences to the Purchaser of an acquisition or disposition of the Parent Common Stock. The Parent gives no opinion and makes no representation with respect to the tax consequences to the Purchaser under United States, State, local or foreign tax law of the undersigned's acquisition or disposition of such Parent Common Stock.

  The Purchaser consents to the Parent making a notation on its records or giving instructions to any transfer agent of the Parent in order to implement the restrictions on transfer set forth and described in this Shareholder Certificate and Merger Agreement.

DATED ______________, 2007.

X _______________________________________
Signature of individual or Authorized Signatory

_________________________________________
Name of Purchaser (please print)

_________________________________________
Name of authorized signatory (please print)

_________________________________________
Address of Purchaser (residence if an individual)

_________________________________________
Social Security Number

_________________________________________
Telephone Number

_________________________________________
E-Mail Address

EXHIBIT B

to

Merger Agreement and Plan of Reorganization

Proprietary Rights and Confidentiality Agreement

To be provided by Elite FX, Inc.

EXHIBIT D.1

to

Merger Agreement and Plan of Reorganization

Form of
Release

RELEASE AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                                   ("Releaser"), for himself, his successors and assigns, hereby releases, acquits and forever discharges Elite FX, Inc. a Florida corporation, (the "Company"), and its officers, directors, limited partners, general partners, agents, successors and assigns (collectively, the "Released Parties"), of and from any and all claims, demands obligations, interests, suits, actions or causes of action, at law or in equity, whether arising by contract, statute, common law or otherwise, both direct and indirect, of whatsoever kind or nature (collectively, "Claims"), which relate to Releaser's past or present, direct or indirect, ownership of any shares in the Company, Releaser's employment with the Company, Releaser's relationship with the Company, or in any way relating to Releaser's rights as a present or former partner of the Company prior to the date hereof; provided, however, that the foregoing shall not constitute a release of Releaser's rights (i) arising out of or in connection with any action or event occurring after the date hereof, (ii) with respect to earned, but unpaid, compensation, commissions, vacation, or vested benefits under retirement plans, or (iii) with respect to the Releaser's rights under the Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Company, Celsius Holdings, Inc., and other parties named therein, and (the "Agreement") or the Ancillary Agreements (as defined in the Purchase Agreement.)

_____________________________________
Dated: , 2007	[RELEASOR]

EXHIBIT D.2

to

Merger Agreement and Plan of Reorganization

Form of
Release

RELEASE AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                                   ("Releaser"), for himself, his successors and assigns, hereby releases, acquits and forever discharges Celsius Holdings, Inc., a Nevada corporation, and its wholly-owned subsidiary, Celsius, Inc. a Nevada corporation, (collectively referred to as the "Company"), and their respective officers, directors, limited partners, general partners, agents, successors and assigns (collectively, the "Released Parties"), of and from any and all claims, demands obligations, interests, suits, actions or causes of action, at law or in equity, whether arising by contract, statute, common law or otherwise, both direct and indirect, of whatsoever kind or nature (collectively, "Claims"), which relate to Releaser's past or present, direct or indirect, ownership of any shares in the Company, Releaser's employment with the Company, Releaser's relationship with the Company, or in any way relating to Releaser's rights as a present or former partner of the Company prior to the date hereof; provided, however, that the foregoing shall not constitute a release of Releaser's rights (i) arising out of or in connection with any action or event occurring after the date hereof, (ii) with respect to earned, but unpaid, compensation, commissions, vacation, or vested benefits under retirement plans, or (iii) with respect to the Releaser's rights under the Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Company, Celsius Holdings, Inc., and other parties named therein, and (the "Agreement") or the Ancillary Agreements (as defined in the Purchase Agreement.)

______________________________________
Dated: , 2007	[RELEASOR]

EXHIBIT E

to

Merger Agreement and Plan of Reorganization

Parent and Subsidiary
Legal Opinion Letter

LETTERHEAD OF VENTURE LAW CORPORATION

___________, 2007

Baritz & Coleman LLP
Bank of America Building
150 E. Palmetto Park Rd., Suite 750
Boca Raton, Florida 33432
Dear Sirs and Madams:

RE: Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among Vector Venture Corp., Celsius, Inc., Elite FX, Inc., and other parties named therein (the "Merger Agreement").

           We have acted as counsel to Celsius Holdings, Inc. ("Parent") and its newly created subsidiary, Celsius, Inc. ("Subsidiary", and together with Parent the "Corporation") in connection with the Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Parent, Subsidary, Elite FX, Inc. ("Elite"), and other parties named therein (the "Merger Agreement"). This opinion is given pursuant to section 6.2(d) of the Merger Agreement.

           As to various questions of fact material to our opinion, we have relied on the certificates of Kristian Kostovski, the President Chief Executive Officer and Secretary of Parent. In addition, we have examined such statutes and other legislative instruments, corporate documents and records and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth. In giving the opinions set forth herein, we have assumed that the Elite had the corporate power to enter into and perform all its obligations under the Merger Agreement, and the validity and binding effect of the Merger Agreement on the Elite. In our examination, we have assumed the genuineness of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or conformed copies or facsimiles.

           Based on and subject to the foregoing and relying on the foregoing to the extent referred to above, we are of the opinion that:

    Parent and Subsidiary are corporations pursuant to the laws of the state of Nevada duly established pursuant to Chapter 78 of the Nevada Revised Statutes and are validly subsisting and in good standing under the laws of the state of Nevada.
    All necessary corporate action and proceedings have been taken to permit the Corporation to enter into the Merger Agreement.
    The Merger Agreement has been duly executed and delivered by Parent and Subsidiary and constitutes a valid and binding obligation of Parent and Subsidiary, enforceable in accordance with its terms subject to (a) bankruptcy and other laws affecting the enforcement of creditor's rights generally, and (b) the discretion of a court in granting equitable remedies including the remedy of specific performance.

    The entering into of the Merger Agreement and the completion of the transactions contemplated thereby will not result in the violation of any of the terms and provisions of the articles of incorporation or by-laws of Parent or Subsidiary, or, to our knowledge after due enquiry, any indenture or other agreement to which Parent or Subsidiary is a party or by which either is bound.
    The entering into of the Merger Agreement and the fulfillment by the Parent and Subsidiary of their respective obligations thereunder including the issuance of shares of Common Stock by Parent has not and will not result in the violation of any law or regulation of the state of Nevada or the laws of the United States applicable therein.

Yours truly,

VENTURE LAW CORPORATION

EXHIBIT F

to

Merger Agreement and Plan of Reorganization

Company
Legal Opinion Letter

LETTERHEAD OF Baritz & Coleman LLP

___________, 2007

Venture Law Corporation
618 - 688 West Hastings Street
Vancouver, British Columbia
V6B 1P1

Dear Sirs and Madams:

RE: Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among Vector Venture Corp., Celsius, Inc., Elite FX, Inc., and other parties named therein (the "Merger Agreement").

We have acted as counsel to Elite FX, Inc. (the "Corporation") in connection with the Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Vector Venture Corp. ( "Parent"), Celsius, Inc. ("Subsidiary"), the Corporation, and other parties named therein (the "Merger Agreement"). This opinion is given pursuant to section 6.3(f) of the Merger Agreement.

As to various questions of fact material to our opinion, we have relied on the certificates and representations of Steve Haley, the President Chief Executive Officer of the Corporation. In addition, we have examined such statutes and other legislative instruments, corporate documents and records and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth. In giving the opinions set forth herein, we have assumed that the Parent and Subsidiary had the corporate power to enter into and perform all their respective obligations under the Merger Agreement, and the validity and binding effect of the Merger Agreement on the Parent and Subsidiary. In our examination, we have assumed the genuineness of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or conformed copies or facsimiles.

Based on and subject to the foregoing and relying on the foregoing to the extent referred to above, we are of the opinion that:

  The Corporation is a corporation pursuant to the laws of the state of Florida duly established pursuant to Chapter 607 of the Florida Revised Statutes and are validly subsisting and in good standing under the laws of the state of Florida.
  All necessary corporate action and proceedings have been taken to permit the Corporation to enter into the Merger Agreement.
  The Merger Agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable in accordance with its terms subject to (a) bankruptcy and other laws affecting the enforcement of creditor's rights generally, and (b) the discretion of a court in granting equitable remedies including the remedy of specific performance.

  The entering into of the Merger Agreement and the completion of the transactions contemplated thereby will not result in the violation of any of the terms and provisions of the articles of incorporation or by-laws of the Corporation, or, to our knowledge after due enquiry, any indenture or other agreement to which the Corporation is a party or by which it is bound.
  The entering into of the Merger Agreement and the fulfillment by the Corporation of its obligations thereunder has not and will not result in the violation of any law or regulation of the state of Florida or the laws of the United States applicable therein.

Yours truly,

Baritz & Coleman LLP

EXHIBIT G

to

Merger Agreement and Plan of Reorganization

Investa Warrant

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION STATING THAT SUCH REGISTRATION IS NOT REQUIRED.

SUBJECT TO THE PROVISIONS OF SECTION 10 HEREOF, THIS WARRANT SHALL BECOME VOID AFTER 5:00 P.M. EASTERN TIME ON ___________, 2008 ("EXPIRATION DATE").

CELSIUS HOLDINGS, INC.
WARRANT TO PURCHASE 3,557,812 SHARE OF
COMMON STOCK, $0.001 PAR VALUE PER SHARE ("COMMON STOCK")

Series One
Warrant Certificate No. W 2007-10-0000

Number of Shares: 3,557,812                                                                                                                                             Holder:     Investa Capital Partners, Inc.

Expiration Date: ____________, 2008                                                                                                                             Address:     ___________________

___________________
___________________

Exercise Price Per Share: US $ 0.140535

For identification only. The governing terms of this Warrant are set forth below.

For VALUE RECEIVED, Investa Capital Partners, Inc. ("Warrantholder"), is entitled to purchase, subject to the provisions of this Warrant, from Celsius Holdings, Inc., a Nevada corporation ("Corporation"), at any time not later than 5:00 P.M., Eastern time, on ___________, 2008 (the "Expiration Date"), at an exercise price per share equal to $0.140535 (the exercise price in effect being herein called the "Warrant Price"), 3,557,812 shares ("Warrant Shares") of Common Stock. The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

Section 1. Registration. The Corporation shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of the Warrant, the Corporation shall issue and register the Warrant in the name of the Warrantholder.

Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended ("Securities Act") or an exemption from such registration. Subject to such restrictions, the Corporation shall transfer this Warrant from time to time upon the books to be maintained by the Corporation for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Corporation to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Corporation.

Section 3. Exercise of Warrant. Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto as Appendix A (the "Exercise Agreement") and payment by certified check or wire transfer of funds for the Warrant Price for that number of Warrant Shares then being purchased, to the Corporation during normal business hours on any business day at the Corporation's principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holder hereof). The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Corporation shall have been provided to the Corporation), the Warrant Price shall have been paid and the completed Exercise Agreement shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding thirty (30) days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Corporation shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised. Notwithstanding any contrary provision, in no event shall any Warrantholder be entitled to a cashless or net-cash exercise of any portion of the Warrant.

Each exercise hereof shall constitute the representation and warranty of the Warrantholder to the Corporation that the representations and warranties contained in Article 5 of the Purchase Agreement (as defined below) are true and correct in all material respects with respect to the Warrantholder as of the time of such exercise.

Section 4. Compliance with the Securities Act of 1933. The Corporation may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Corporation is of the opinion as to any such security that such legend is unnecessary.

Section 5. Payment of Taxes.

  The Corporation will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant, and in such case, the Corporation shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Corporation the amount of such tax or has established to the Corporation's reasonable satisfaction that such tax has been paid.
  The Warrantholder or other holder shall be responsible for any income, capital gains or other similar taxes due under any federal, state, local, foreign or other law, if any such tax is due. The Corporation shall be entitled to deduct and withhold a sufficient number of Warrant Shares and/or amount of other consideration payable or otherwise deliverable pursuant to this Warrant to the Warrantholder or other holder as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such Warrant Shares or amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Warrant as having been delivered or paid to the Warrant Holder or other holder to whom such Warrant Shares or amounts would otherwise have been delivered or paid.

Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Corporation shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Corporation.

Section 7. Reservation of Common Stock. The Corporation hereby represents and warrants that there have been reserved, and the Corporation shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by the Warrant. The Corporation agrees that all Warrant Shares issued upon exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Corporation.

Section 8. Adjustments. The Corporation's authorized capital stock as of the date hereof consists of 400,000,000 shares of authorized capital stock of Parent which has been divided into 350,000,000 authorized shares of Common Stock with a par value $0.001 per share, of which at or just prior to the date of this Warrant 96,212,246 shares will be issued and outstanding on a fully-diluted basis after certain adjustments, and 50,000,000 shares of authorized Preferred Stock with a par value $0.001 per share, of which at the time of closing no shares of Parent Preferred Stock will be issued and outstanding, excluding 2,783,000 shares of Common Stock to be issued by the Corporation to purchase certain trademark rights to the name "Celsius"; and further excluding Common Stock to be issued for options assumed by the Corporation pursuant to the Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Corporation, its wholly-owned subsidiary, Celsius, Inc. ("Sub"), Elite FX, Inc. ( "Elite"), and other parties named therein (the "Merger Agreement"). Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

  If the Corporation shall at any time or from time to time while the Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Corporation so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.
  If any capital reorganization, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation in which the Corporation is not the survivor, or sale, transfer or other disposition of all or substantially all of the Corporation's assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holder of the Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

In case the Corporation shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) on evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock (as defined below), less the fair market value (as determined by the Corporation's Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock. "Market Price" as of a particular date (the "Valuation Date") shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the price per share of the last sale of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on the Nasdaq National Market or Nasdaq SmallCap Market ("Nasdaq"), the price per share of the last sale of Common Stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low sales price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; or (d) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq or the OTC Bulletin Board, the fair market value of one share of Common Stock as of the Valuation Date, which shall be determined in good faith by the Board of Directors of the Corporation and the Warrantholder. The Board of Directors of the Corporation shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the Market Value of a share of Common Stock as determined by the Board of Directors of the Corporation. In the event that the Board of Directors of the Corporation and the Warrantholder are unable to agree upon the fair market value in respect of subpart (c) hereof, the Corporation and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Corporation and the Warrantholder. Such adjustment shall be made successively whenever such a payment date is fixed.

  For the term of this Warrant, in addition to the provisions contained above, the Warrant Price shall be subject to adjustment as provided below. An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.
  In the event that, as a result of an adjustment made pursuant to Section 8(a), the holder of this Warrant shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Warrant Price in the case of the issuance of any of (A) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation pursuant to an equity compensation program approved by the Board of Directors of the Corporation or the compensation committee of the Board of Directors of the Corporation, (B) sales of shares of Common Stock upon the conversion or exercise of Options or Convertible Securities (C) capital stock issued in any public or private offering for cash at the Market Price (as defined above) or such other price as the Board of Directors shall determine in good faith or (D) capital stock issued as full or partial consideration for a merger or acquisition, or a strategic allegiance or alliance in which the Corporation with respect to such strategic allegiance or alliance issues shares of its equity securities having an aggregate Fair Market Value (as defined below) of less than $10 million, approved by the Board of Directors of the Corporation. The "Fair Market Value" of a security as of a particular date (the "Valuation Date") shall mean the following: (a) if the security is then listed on a national stock exchange, the closing sale price of one security on such exchange on the last trading day prior to the Valuation Date; (b) if the security is then quoted on Nasdaq, the closing sale price of one security on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low sales price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock on the last trading day prior to the Valuation Date (or the nearest preceding date) on the OTC Bulletin Board; (d) if the security is not then listed on a national stock exchange or quoted on Nasdaq or on the OTC Bulletin Board, the fair market value of one security as of the Valuation Date, shall be determined in good faith by a nationally selected investment banking firm or other nationally recognized business appraiser selected by the Board of Directors of the Corporation. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Corporation. An "Excluded Issuance" shall mean each of items (A), (B), (C) and (D) above.

Section 9. Fractional Interest. The Corporation shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be delivered upon such exercise, the Corporation, in lieu of delivering such fractional share, shall pay to the exercising holder of this Warrant an amount in cash equal to the current Fair Market Value of such fractional share of Common Stock (rounded up to the nearest one cent).

Section 10. Extension of Expiration Date. If the Corporation fails to cause any Registration Statement covering Registrable Securities (capitalized terms used in this section are as defined in the Registration Rights Agreement dated ____________, 2007) (the "Registration Rights Agreement") to be declared effective prior to the applicable dates set forth therein, or if any of the events specified in clause (B) or (C) of Section 2(c) of the Registration Rights Agreement occurs and the Blackout Period (whether alone, or in combination with any other Blackout Period) continues for more than 60 days in any 12 month period, or for more than a total of 90 days, then the Expiration Date of this Warrant shall be extended one day for each day beyond the 60-day or 90-day limits, as the case may be, that the Blackout Period continues.

Section 11. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Corporation and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Corporation and the Warrantholder.

Section 12. Identity of Transfer Agent. The Transfer Agent for the Common Stock is Holladay Stock Transfer having an address at 2939 N 67th Place Suite C, Scottsdale, AZ 85251. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Corporation's capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Corporation will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 13. Registration Rights. The initial holder of this Warrant is entitled to the benefit of certain registration rights in respect of the Warrant Share as provided in the Registration Rights Agreement, and any subsequent holder hereof may be entitled to such rights.

Section 14. Put Provision. Notwithstanding any other provision contained herein to the contrary, in the event that the Warrantholder has not fully exercised the Warrant and until the Corporation has raised Two Million, Five Hundred Thousand (US$ 2,500,000) United States Dollars in a PIPE financing, the Corporation, upon ten (10) business days prior written notice (the "Notice Period") to the Warrantholder, may demand that the Warrantholder exercise its rights with regard to all Warrant Shares and the Warrantholder must exercise all its rights or unexercised rights remaining under the Warrant prior to the expiration of the Notice Period and pay the total exercise price or if such exercise is not made or if only a partial exercise is made, the Company may seek monetary damages for breach of this Section 14 or terminate this Warrant or the remaining rights hereunder. This Put Provision may be exercised by the Corporation no earlier than sixty (60) days post closing of the Merger Agreement.

Section 15. Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Corporation shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Corporation, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 16. Notices. Any notice pursuant hereto to be given or made by the Warrantholder to or on the Corporation shall be sufficiently given or made if sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

Celsius Holdings, Inc.
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Attention: Steve Haley
Fax No. (561) 276-2268

or such other address as the Corporation may specify in writing by notice to the Warrantholder complying as to delivery with the terms of this Section 16.

Any notice pursuant hereto to be given or made by the Corporation to or on the Warrantholder shall be sufficiently given or made if personally delivered or if sent by an internationally recognized courier services by overnight service, to the address set forth on the books of the Corporation or, as to each of the Corporation and the Warrantholder, at such other address as shall be designated by such party by written notice to the other party complying as to delivery with the terms of this Section 16. All such notices, requests, demands, directions and other communications shall, when sent by courier be effective one (1) day after delivery to such courier as provided and addressed as aforesaid.

Section 17. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 18. Governing Law. This Warrant and the validity and enforceability hereof shall be governed by and construed and interpreted in accordance with the laws of the state of New York without giving effect to conflict of laws rules or choice of laws rules thereof. All legal proceedings concerning the interpretations, enforcement and defense of terms of the Warrant (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Palm Beach County Florida (the "Florida Courts"). By accepting the Warrant, the Warrant Holder and any other holder shall be deemed to have irrevocably submitted to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any term of the Warrant), and shall be deemed to have irrevocably waived, and agreed not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Florida Courts are improper or inconvenient venue for such proceeding; provided, however, that, insofar as the Corporation is incorporated under the laws of the State of Nevada, the General Corporation Law of the State of Nevada (or any successor statute) shall govern those matters that apply to the internal governance of the Corporation.

Section 19. Amendments and Waivers. This Warrant may be amended only by a writing signed by the Corporation and the Warrantholder.

IN WITNESS WHEREOF, Celsius Holdings, Inc. has caused this Warrant to be duly executed, as of the day and year first above written.

CELSIUS HOLDINGS, INC.

By:
_______________, President

Acceptance:

Investa Capital Partners, Inc.

By: ______________________________

_____________________________Date

_________________________, President

EXHIBIT H

to

Merger Agreement and Plan of Reorganization

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (the "Agreement"), dated for reference as of ____________, 2007 by and among Celsius Holdings, Inc., a Nevada corporation (the "Corporation") and Investa Capital Partners, Inc. ("Investa"), those subscribers of the Private Placement whose names and signatures appear on the signature pages hereto (the "Subscribers"), John T. Nugent ("Nugent"), Anthony J. Baudanza ("Baudanza"), and Gregory T. Horn ("Horn") (the parties other than the Corporation may be referred to as "holders" or individually as a "holder").

WHEREAS:

A. The Corporation entered into a Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Corporation, Elite FX, Inc. ("Elite"), and other parties named therein (the "Merger Agreement").

B. To induce the Subscribers to participate in the Private Placement and Investa to receive the Investa Warrants in connection with the Merger Agreement, the Corporation has agreed to provide Investa and the Subscribers certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations there under, and all applicable state securities laws.

C. Prior to the execution of the Merger Agreement, Elite entered into an Investor Rights Agreement with Nugent and Baudanza pursuant to which Elite granted Nugent and Baudanza certain registration rights. To induce Nugent and Baudanza to terminate its Investor Rights Agreement with Elite, the Corporation has agreed to provide Nugent and Baudanza certain registration rights pursuant to this Agreement.

D. Prior to the execution of the Merger Agreement, Elite entered into a consulting agreement with Horn's company Specialty Nutrition Group, Inc. ("SNG"). To induce SNG to terminate its agreement with Elite, the Corporation has agreed to provide Horn certain registration rights pursuant to this Agreement.

Now therefore in consideration of the premises and the mutual agreements and covenants herein contained, the parties hereto hereby covenant and agree as follows:

 1. DEFINITIONS.

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

  "Affiliate" means any entity controlling, controlled by or under common control with a designated Person. For the purposes of this definition, "control" shall have the meaning specified as of the date of this Agreement for that word in Rule 405 promulgated by the SEC under the Securities Act of 1933.
  "Common Stock" means the common stock, par value $0.001 per share, of the Corporation.

  "Equity Security" shall mean any stock or similar security, including without limitation securities containing equity features and securities containing profit participation features, or any security convertible or exchangeable, with or without consideration, into or for any stock or similar security, or any security carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.
  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
  "Investa" means Investa Capital Partners, Inc.
  "Merger Agreement" means the Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Corporation, Elite FX, Inc., and other parties named therein.
  "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
  "Registrable Securities" shall mean the shares of Common Stock held by Nugent, Baudanza and Horn upon consummation of the transaction contemplated by the Merger Agreement, the shares of Common Stock issued to the Subscribers of the Private Placement and any underlying Common Stock issued with respect to the Investa Warrants on exercise (except as provided below), or by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, until the earliest to occur of (a) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with a registration statement and (b) the date on which such security may be sold pursuant to Rule 144 (without any volume limitations thereunder) or may be sold without compliance with such rule. Notwithstanding any contrary provision, Common Stock issued with respect to the Investa Warrants shall not be deemed Registrable Securities for purposes of Section 2.1 below until the Corporation has raised at least Two Million, Five Hundred Thousand (US$ 2,500,000) United States Dollars in a PIPE financing.
  "Rule 144" means Rule 144 promulgated by the SEC under the Exchange Act, as such rule may be amended from time to time, or any successor rule thereto.
  "SEC" means the Securities and Exchange Commission of the United States of America or any successor to the rights and duties thereof.

1.2 Incorporated Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

2. REGISTRATION.

2.1 Initial Registration Statement. Promptly following the closing of the Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Corporation, Elite FX, Inc., and other parties named therein (the "Closing Date") (but no later than one hundred and eight (180) days after the Closing Date), the Corporation shall use its reasonable best efforts to cause to be filed and declared effective as soon as reasonably practicable (but in no event later than 30 days after the SEC issues a no review letter) a registration statement under the Securities Act of 1933 and the rules promulgated thereunder (the "1933 Act"), covering the resale of the Registrable Securities held by the Subscribers, Nugent, Baudanza, Horn and Investa, if any, plus the number of shares of Common Stock necessary to permit the exercise in full of the Penalty Warrants outstanding or issuable on the date of filing. At the time the Registration Statement is declared effective, the Registration Statement shall include all shares of Common Stock exercisable under all Penalty Warrants outstanding or issuable at such time, if any. Such Registration Statement also shall cover, to the extent allowable under the 1933 Act (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities. No securities held by a third party shall be included in such Registration Statement without the consent of the Subscribers. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) hereof to the Subscribers and their counsel prior to its filing or other submission. If a Registration Statement covering the Registrable Securities is not filed with the SEC within one hundred and eighty (180) days of the Closing Date (the "Registration Date"), except as excused pursuant to Section 2(d) below, for each 30-day period (or pro rata for any portion thereof) following the Registration Date during which no Registration Statement is filed with respect to the Registrable Securities, the Corporation will issue Penalty Warrants as set forth in Section 8 below in respect of any Registrable Shares still held by any Subscriber, Nugent, Baudanza, Horn or Investa, if any; provided, however, that no Penalty Warrants shall be issuable to any Subscriber, Nugent, Baudanza, Horn or to Investa in the event such party does not hold or no longer holds Registrable Securities at the time any Penalty Warrants are to be issued.

2.2 Piggyback Registration.

  Except as set forth in Section 2.2(b), as, if and when the Corporation proposes to register any Common Stock under the Securities Act for sale to the public, on a form that would also permit the registration of the Registrable Securities (other than registrations on Form S-8, or any successor form, or Form S-4, or any successor form) (an "Eligible Registration"), each such time it will give written notice to the Subscribers, Nugent, Baudanza, Horn and Investa, if applicable, of its intention so to do. Upon the written request of a Subscriber, Nugent, Baudanza, Horn or Investa, if Investa's shares are deemed Registrable Securities pursuant to Section 1.1(h) above, received by the Corporation within 20 days after the giving of any such notice by the Corporation, to register such number of shares of Registrable Securities specified in such written request, the Corporation will cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Corporation with respect to such Eligible Registration, all to the extent requisite to permit the sale or other disposition by such Subscribers, Nugent, Baudanza, Horn and Investa, if applicable, (in accordance with its written request) of such Registrable Securities so registered.
  Notwithstanding the foregoing, an Eligible Registration may occur only during the one year period following the closing of the Merger Agreement. No Eligible Registration shall occur except at the times allowed pursuant to this Section 2.2(b).

2.3 Registration Statement Form. Registrations pursuant to Section 2.1 and 2.2 shall be on such appropriate registration form of the SEC as shall be selected by the Corporation.

2.4 Expenses. Except as otherwise provided in this Section 2.4, all expenses incurred in connection with each registration pursuant to Section 2.1 and 2.2 hereof (excluding in each case underwriting discounts and commissions applicable to Registrable Securities), including, without limitation, in each case, all registration, filing and other fees of the securities exchange; all fees and expenses of complying with securities or blue sky laws; all word processing, duplicating and printing expenses, messenger, delivery and shipping expenses; fees and disbursements of the accountants and counsel for the Corporation including the expenses of any special audits or "cold comfort" letters or opinions required by or incident to such registrations; and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions, if any, shall be borne by the Corporation. In all cases, the holder(s) of Registrable Securities shall pay the underwriting discounts and commissions applicable to the securities sold by such holder(s).

2.5 Effective Registration Statement. The Corporation shall use its reasonable best efforts to have each Registration Statement declared effective as soon as practicable. If (A) a Registration Statement covering Registrable Securities is not declared effective by the SEC within two-hundred and seventy (270) days after the closing date or thirty (30) days after receiving a no review status from the Securities and Exchange Commission, (B) after a Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement during the Registration Period

(as defined in Section 3(a)) due to the Corporation's failure to use reasonable efforts to ensure that sales can be made pursuant to the Registration Statement, or (C) the Common Stock generally or the Registrable Securities specifically are not listed or included for quotation on the Nasdaq National Market System, the Nasdaq Small Cap Market, the American Stock Exchange or the OTC Bulletin Board during the Registration Period due to the Corporation's failure to use reasonable efforts to maintain such listing, then the Corporation will issue Penalty Warrants as set forth in Section 8 below in respect of any Registrable Shares still held by a Subscriber, Nugent, Baudanza, Horn or Investa, if any, for any 30-day period or pro rata for any portion thereof following the date by which such a Registration Statement should have been effective as described in (A) or (B) or (C) above (the "Blackout Period"). The issuance of such Penalty Warrants shall be the exclusive remedy of the Subscribers, Nugent, Baudanza, Horn and Investa for such events. The Blackout Period shall terminate upon (x) the Corporation's use of reasonable efforts to ensure the effectiveness of the applicable Registration Statement in the case of (A) and (B) above; (y) the Corporation's use of reasonable efforts to ensure listing or inclusion of the Common Stock on the Nasdaq National Market System, the Nasdaq Small Cap Market, the American Stock Exchange or the OTC Bulletin Board in the case of (C) above; or (z) the termination of the Registration Period (as defined in Section 3(b) below). The obligation of the Corporation to issue Penalty Warrants hereunder shall cease when the Subscribers, Nugent, Baudanza, Horn and Investa no longer hold Registrable Securities.

2.6 Selection of Underwriters. If a registration pursuant to Section 2.1 or 2.2 hereof involves an underwritten offering, the underwriter or underwriters thereof shall be selected by the Corporation in its sole discretion.

3. REGISTRATION PROCEDURES.

3.1 Procedures. The Corporation will, subject to the limitations provided herein, as expeditiously as possible:

  use its best efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities, covered by such Registration Statement, as amended from time to time, have been sold, or (ii) the date on which all Registrable Securities may be sold pursuant to Rule 144(k) (the "Registration Period");
  prepare and file with the SEC the requisite registration statement to effect such registration, and thereafter, use reasonable efforts to cause such registration statement to become effective; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, including documents incorporated by reference, the Corporation will furnish to counsel to the holders of Registrable Securities and the managing underwriter or underwriters, if any, draft copies of all such documents proposed to be filed (other than exhibits, unless so requested) a reasonable time prior thereto, which documents will be subject to the reasonable review of such counsel and such holders and underwriters, and will notify each holder of any stop order issued by the SEC in connection therewith and take all reasonable actions required to remove such stop order;
  prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be reasonably necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided however that the Corporation may, at any time, delay the filing or suspend the effectiveness of any registration under this Agreement, or without suspending such effectiveness, instruct the holders of Registrable Securities not to sell any Registrable Securities included in any such registration, (i) if the Corporation shall have determined upon the advice of counsel that the Corporation would be required to disclose any actions taken or proposed to be taken by the Corporation in good faith and for valid business reasons, including without limitation, the acquisition or divestiture of assets, which disclosure would have a material adverse effect on the Corporation or on such actions, or

(ii) if required by law, to update the prospectus relating to any such registration to include updated financial statements (a "Suspension Period") by providing the holders of Registrable Securities with written notice of such Suspension Period and the reasons therefore; provided, however, that the Corporation will not be required to disclose such reasons with particularity if an authorized executive officer of the Corporation certifies that the Corporation believes it is required by law to delay the filing or suspend the effectiveness of any such registration. In addition, the Corporation shall not be required to keep any registration effective, or may without suspending such effectiveness, instruct the holder if it has Registrable Securities included in such registration not to sell such securities, during any period which the Corporation is instructed, directed, ordered or otherwise requested by any governmental agency or self-regulatory organization to stop or suspend such trading or sales ("Supplemental Extension Period"). In the event of a Suspension Period or Supplemental Extension Period, the period during which any registration under this Agreement is to remain effective pursuant to this Section 3.1(a) shall be tolled until the end of any such Suspension Period or Supplemental Extension Period. The Corporation will use reasonable efforts to limit any Suspension Period or Supplemental Extension Period to less than 30 days;

  furnish to the holders of Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, and such other documents, as the holders may reasonably request;
  use its reasonable efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States of America as each seller thereof shall reasonably request and to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that the Corporation shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Section 3.1(d) be obligated to be so qualified or to consent to general service of process in any such jurisdiction.
  use its reasonable efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other United States Federal or state governmental agencies or authorities as may be necessary to enable the holders to consummate the disposition of such Registrable Securities;
  notify in writing the holders, if Registrable Securities are covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of the holders prepare and furnish to the holders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.
  otherwise use reasonable efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

provide and cause to be maintained a transfer agent for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and

  provide and cause to be maintained a transfer agent for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement; and
  use its reasonable efforts to list all Registrable Securities covered by such registration statement on any securities exchange on which any of the Corporation's Common Stock is then listed.

3.2 Information Requirements. It shall be a condition precedent to the obligations of the Corporation to take any action with respect to registering the holders' Registrable Securities pursuant to this Section 3 that the holders furnish the Corporation in writing such information regarding the holders, the Registrable Securities and other securities of the Corporation held by the holders, and the distribution of such securities as the Corporation may from time to time reasonably request in writing. If a holder refuses to provide the Corporation with any of such information on the grounds that it is not necessary to include such information in the registration statement, the Corporation may exclude the holder's Registrable Securities from the registration statement unless such holder provides the Corporation with an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Corporation and its counsel, to the effect that such information need not be included in the registration statement.

The holders agree by acquisition of such Registrable Securities that upon receipt of any notice from the Corporation of the happening of any event of the kind described in Section 3.1(j), the holders will forthwith discontinue the holders' disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until the holders' receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1(j) and, if so directed by the Corporation, will deliver to the Corporation copies, other than permanent file copies then in the holders' possession, of the current prospectus relating to such Registrable Securities at the time of receipt of such notice.

4. UNDERWRITTEN OFFERINGS.

If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration under Section 2 hereof, the Corporation and holder will enter into an underwriting agreement with such underwriters for such offering, such agreement to be satisfactory in substance and form to the Corporation and the underwriters and to contain such representations and warranties by the Corporation and the holder and such other terms as are generally prevailing in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in Section 6 hereof.

5. PREPARATION; REASONABLE INVESTIGATION.

In connection with the preparation and filing of each registration statement under the Securities Act in connection with an Eligible Registration, the Corporation will give the holders and their respective agents and advisors and the underwriters, if any, the reasonable opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Corporation with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the option of the holders' counsel, to conduct a reasonable investigation within the meaning of the Securities Act. Subject to the rights and obligations of the Corporation under the Securities Act and other applicable laws, the holders shall have the right to review and approve those portions of such registration statement that directly pertain to the holders.

6. INDEMNIFICATION

6.1 Indemnification by the Corporation. In the event any Registrable Securities are included in a registration statement under this Agreement, to the extent permitted by law, the Corporation will, and hereby does, indemnify and hold harmless each holder, its directors and officers, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls each holder or any such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which each holder or any such director or officer or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Corporation will reimburse the holders and each such director, officer, underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with information furnished to the Corporation by the holders, and provided further that the Corporation shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus and such delivery would have mitigated liability. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the holders or any such director, officer, underwriter or controlling person and shall survive the transfer of such securities by such seller.

6.2 Indemnification by the holders. In the event any Registrable Securities are included in a registration statement under this Agreement, to the extent permitted by law, each holder whose Registrable Securities are registered pursuant to such registration statement will, and hereby does indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 6.1) each underwriter, each Person who controls such underwriter within the meaning of the Securities Act, the Corporation, each director of the Corporation, each officer of the Corporation and each other Person, if any, who controls the Corporation within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in strict conformity with information furnished to the Corporation by the holders expressly for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; provided that the holders shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any underwriter, the Corporation or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller.

6.3 Notices of Claims, Participation in Defense. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Sections 6.1 and 6.2, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this Section 6, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnified party shall consent to entry of any judgment or enter into any settlement without the consent of the indemnifying party.

6.4 Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this Section 6 (with appropriate modifications) shall be given by the Corporation and the holders with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority other than the Securities Act.

6.5 Indemnification Payments. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

6.6 Contribution. If the indemnification provided for in this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6.3 hereof, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.6 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6.6 no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 6.1 through Section 6.5 hereof without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 6.6.

7. REPORTING REQUIREMENTS UNDER EXCHANGE ACT.

If and when the Corporation registers the Common Stock under the Exchange Act, thereafter the Corporation shall use its reasonable efforts to keep effective the registration of its Common Stock under Section 12 of the Exchange Act and shall timely file such information, documents and reports as the SEC may require or prescribe under Section 13 of the Exchange Act. The Corporation shall timely file such information, documents and reports which a corporation, partnership or other entity subject to Section 13 or 15(d) (whichever is applicable) of the Exchange Act is required to file.

If the Corporation is subject to the reporting requirements of either Section 13 or 15(d) of the Exchange Act, the Corporation shall forthwith upon request furnish the holders (i) a written statement by the Corporation that it has complied with such reporting requirements, (ii) a copy of the most recent annual or quarterly report of the Corporation, and (iii) such other reports and documents filed by the Corporation with the SEC as the holders may reasonably request in availing itself of an exemption for the sale of Registrable Securities without registration under the Securities Act. The Corporation acknowledges and agrees that the purpose of the requirements contained in this Section 7 are to enable the holders to comply with the current public information requirement contained in Paragraph (c) of Rule 144 under the Securities Act should the holders ever wish to dispose of any of the Securities of the Corporation acquired by it without registration under the Securities Act in reliance upon Rule 144 (or any other similar exemptive provision). In addition, the Corporation shall take such other measures and file such other information, documents and reports, as shall hereafter be required by the SEC as a condition to the availability of Rule 144 under the Securities Act (or any similar exemptive provision hereafter in effect).

8. FAILURE TO EFFECT REGISTRATION.

If the Corporation shall fail file the Registration Statement with respect to the Registrable Securities within the time period described in Section 2.1 or use reasonable efforts to obtain or maintain the effectiveness thereof or maintain the listing of the Common Stock (as described in Section 2.2) within the time periods described in Section 2.4, then, with respect to each 30-day period (or pro rata for any portion thereof) after such date for which such Registration Statement contemplated thereby shall not have been filed or made effective, the Corporation will issue to each Subscriber, Nugent, Baudanza, Horn and, to the extent Investa holds Registrable Securities, to Investa warrants to purchase Common Stock equal to one half of one percent (.5%) of the number of Registrable Shares owned by such Subscriber, Nugent, Baudanza, Horn and Investa, if any (the "Penalty Warrants"), such warrants having the terms and conditions substantially as set forth in the Form of Warrant attached hereto as Schedule A. The Corporation shall issue and deliver any Penalty Warrants within 10 days after the end of each such 30-day period (or portion thereof).

9. STOCKHOLDER INFORMATION.

The Corporation may require the holders to furnish the Corporation such information in writing with respect to the holders and the distribution of its Registrable Securities as the Corporation may from time to time reasonably request in writing and as shall be required by law or by the SEC in connection therewith.

10. FORMS.

All references in this Agreement to particular forms of registration statements are intended to include, and shall be deemed to include, references to all successor forms which are intended to replace, or to apply to similar transactions as, the forms herein referenced.

11. TRANSFER OF REGISTRATION RIGHTS.

The registration rights granted to the holders under this Agreement may not be transferred without the prior written consent of the Corporation, which may be withheld or granted in the Corporation's sole discretion.

12. AMENDMENT.

This Agreement may be amended only by a written agreement signed by the Corporation and the holders.

13. NOTICES.

All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail,

  If to a holder at its respective address as shown on the books of the Corporation, or at such other address as such holder may specify by written notice to the Corporation, or
  If to the Corporation: Celsius Holdings, Inc., 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483, Attention: Steve Haley, President; or at such other address as the Corporation may specify by written notice to the holder, and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail, when received.

14. COUNTERPARTS.

This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. CHOICE OF LAW.

THIS AGREEMENT AND THE VALIDITY AND ENFORCEABILITY HEREOF SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the palm beach county florida (the "floridaCourts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any term the Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such florida Courts are improper or inconvenient venue for such proceeding.

16. SEVERABILITY.

Should any one or more of the provisions of this Agreement or any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

17. WHOLE AGREEMENT.

This Agreement constitutes the complete agreement and understanding by and among the parties hereto and shall supersede any prior understanding, agreement or representation by or among the parties, whether written or oral, related to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective the day and year first above written.

CELSIUS HOLDINGS, INC.

By:
        __________________, President

INVESTA CAPITAL PARTNERS, INC.

By:
        __________________, President

_________________________
John T. Nugent

_________________________
Anthony J. Baudanza

_________________________
Gregory T. Horn

SUBSCRIBERS:

__________________________________	__________________________________
By: _______________________________	By: _______________________________
Print Name & Title	Print Name & Title

__________________________________	__________________________________
By: _______________________________	By: _______________________________
Print Name & Title	Print Name & Title

96
__________________________________
By: _______________________________
Print Name & Title

SCHEDULE A

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION STATING THAT SUCH REGISTRATION IS NOT REQUIRED.

SUBJECT TO THE PROVISIONS OF SECTION 10 HEREOF, THIS WARRANT SHALL BECOME VOID AFTER 5:00 P.M. EASTERN TIME ON ___________, 2009 ("EXPIRATION DATE").

CELSIUS HOLDINGS, INC.
WARRANT TO PURCHASE ______ SHARES OF
COMMON STOCK, $0.001 PAR VALUE PER SHARE ("COMMON STOCK")

Series One
Warrant Certificate No. W 2007-10-0000

Number of Shares:  _________________                                                                                                                       Holder:    ____________________

Expiration Date: ____________, 2009                                                                                                                             Address:   ___________________

___________________
___________________

Exercise Price Per Share: US $ 0.140535

For identification only. The governing terms of this Warrant are set forth below.

For VALUE RECEIVED, _____________________ ("Warrantholder"), is entitled to purchase, subject to the provisions of this Warrant, from Celsius Holdings, Inc., a Nevada corporation ("Corporation"), at any time not later than 5:00 P.M., Eastern time, on ___________, 2009 (the "Expiration Date"), at an exercise price per share equal to $0.140535 (the exercise price in effect being herein called the "Warrant Price"), _________ shares ("Warrant Shares") of Common Stock. The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

Section 1. Registration. The Corporation shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of the Warrant, the Corporation shall issue and register the Warrant in the name of the Warrantholder.

Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended ("Securities Act") or an exemption from such registration. Subject to such restrictions, the Corporation shall transfer this Warrant from time to time upon the books to be maintained by the Corporation for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Corporation to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Corporation.

Section 3. Exercise of Warrant. Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto as Appendix A (the "Exercise Agreement") and payment by cash, certified check or wire transfer of funds (or by cashless exercise as provided below) for the Warrant Price for that number of Warrant Shares then being purchased, to the Corporation during normal business hours on any business day at the Corporation's principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holder hereof). The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Corporation shall have been provided to the Corporation), the Warrant Price shall have been paid and the completed Exercise Agreement shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding thirty (30) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Corporation shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised. Notwithstanding any contrary provision, in no event shall any Warrantholder be entitled to a cashless or net-cash exercise of any portion of the Warrant.

Each exercise hereof shall constitute the representation and warranty of the Warrantholder to the Corporation that the representations and warranties contained in Article 5 of the Purchase Agreement (as defined below) are true and correct in all material respects with respect to the Warrantholder as of the time of such exercise.

Section 4. Compliance with the Securities Act of 1933. The Corporation may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Corporation is of the opinion as to any such security that such legend is unnecessary.

Section 5. Payment of Taxes.

  The Corporation will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant, and in such case, the Corporation shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Corporation the amount of such tax or has established to the Corporation's reasonable satisfaction that such tax has been paid.
  The Warrantholder or other holder shall be responsible for any income, capital gains or other similar taxes due under any federal, state, local, foreign or other law, if any such tax is due. The Corporation shall be entitled to deduct and withhold a sufficient number of Warrant Shares and/or amount of other consideration payable or otherwise deliverable pursuant to this Warrant to the Warrantholder or other holder as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such Warrant Shares or amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Warrant as having been delivered or paid to the Warrant Holder or other holder to whom such Warrant Shares or amounts would otherwise have been delivered or paid.

Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Corporation shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Corporation.

Section 7. Reservation of Common Stock. The Corporation hereby represents and warrants that there have been reserved, and the Corporation shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by the Warrant. The Corporation agrees that all Warrant Shares issued upon exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Corporation.

Section 8. Adjustments. The Corporation's authorized capital stock as of the date hereof consists of 400,000,000 shares of authorized capital stock of Parent which has been divided into 350,000,000 authorized shares of Common Stock with a par value $0.001 per share, of which at or just prior to the date of this Warrant 96,212,246 shares will be issued and outstanding on a fully-diluted basis after certain adjustments, and 50,000,000 shares of authorized Preferred Stock with a par value $0.001 per share, of which at the time of closing no shares of Parent Preferred Stock will be issued and outstanding, excluding 2,783,000 shares of Common Stock to be issued by the Corporation to purchase certain trademark rights to the name "Celsius"; and further excluding Common Stock to be issued for options assumed by the Corporation pursuant to the Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Corporation, its wholly-owned subsidiary, Celsius, Inc. ("Sub"), Elite FX, Inc. ( "Elite"), and other parties named therein (the "Merger Agreement"). Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

  If the Corporation shall at any time or from time to time while the Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Corporation so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.
  If any capital reorganization, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation in which the Corporation is not the survivor, or sale, transfer or other disposition of all or substantially all of the Corporation's assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Corporation shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holder of the Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

In case the Corporation shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) on evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock (as defined below), less the fair market value (as determined by the Corporation's Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock. "Market Price" as of a particular date (the "Valuation Date") shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the price per share of the last sale of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on the Nasdaq National Market or Nasdaq SmallCap Market ("Nasdaq"), the issued prior to the date hereof or of Common Stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low sales price quoted on Nasdaq on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; or (d) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq or the OTC Bulletin Board, the fair market value of one share of Common Stock as of the Valuation Date, which shall be determined in good faith by the Board of Directors of the Corporation and the Warrantholder. The Board of Directors of the Corporation shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the Market Value of a share of Common Stock as determined by the Board of Directors of the Corporation. In the event that the Board of Directors of the Corporation and the Warrantholder are unable to agree upon the fair market value in respect of subpart (c) hereof, the Corporation and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Corporation and the Warrantholder. Such adjustment shall be made successively whenever such a payment date is fixed.

  For the term of this Warrant, in addition to the provisions contained above, the Warrant Price shall be subject to adjustment as provided below. An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.
  In the event that, as a result of an adjustment made pursuant to Section 8(a), the holder of this Warrant shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.
  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Warrant Price in the case of the issuance of any of (A) capital stock, Options or Convertible Securities issued to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation pursuant to an equity compensation program approved by the Board of Directors of the Corporation or the compensation committee of the Board of Directors of the Corporation, (B) sales of shares of Common

Stock upon the conversion or exercise of Options or Convertible Securities (C) capital stock issued in any public or private offering for cash at the Market Price (as defined above) or such other price as the Board of Directors shall determine in good faith or (D) capital stock issued as full or partial consideration for a merger or acquisition, or a strategic allegiance or alliance in which the Corporation with respect to such strategic allegiance or alliance issues shares of its equity securities having an aggregate Fair Market Value (as defined below) of less than $10 million, approved by the Board of Directors of the Corporation. The "Fair Market Value" of a security as of a particular date (the "Valuation Date") shall mean the following: (a) if the security is then listed on a national stock exchange, the closing sale price of one security on such exchange on the last trading day prior to the Valuation Date; (b) if the security is then quoted on NASDAQ, the closing sale price of one security on NASDAQ on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low sales price quoted on NASDAQ on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on NASDAQ and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock on the last trading day prior to the Valuation Date (or the nearest preceding date) on the OTC Bulletin Board; (d) if the security is not then listed on a national stock exchange or quoted on NASDAQ or on the OTC Bulletin Board, the fair market value of one security as of the Valuation Date, shall be determined in good faith by a nationally selected investment banking firm or other nationally recognized business appraiser selected by the Board of Directors of the Corporation. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Corporation. An "Excluded Issuance" shall mean each of items (A), (B) (C) and (D) above.

Section 9. Fractional Interest. The Corporation shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be delivered upon such exercise, the Corporation, in lieu of delivering such fractional share, shall pay to the exercising holder of this Warrant an amount in cash equal to the current Fair Market Value of such fractional share of Common Stock (rounded up to the nearest one cent).

Section 10. Extension of Expiration Date. If the Corporation fails to cause any Registration Statement covering Registrable Securities (capitalized terms used in this section are as defined in the Registration Rights Agreement dated ____________, 2007) (the "Registration Rights Agreement") to be declared effective prior to the applicable dates set forth therein, or if any of the events specified in clause (B) or (C) of Section 2(c) of the Registration Rights Agreement occurs and the Blackout Period (whether alone, or in combination with any other Blackout Period) continues for more than 60 days in any 12 month period, or for more than a total of 90 days, then the Expiration Date of this Warrant shall be extended one day for each day beyond the 60-day or 90-day limits, as the case may be, that the Blackout Period continues.

Section 11. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Corporation and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Corporation and the Warrantholder.

Section 12. Identity of Transfer Agent. The Transfer Agent for the Common Stock is Holladay Stock Transfer having an office at 2939 N 67th Place Suite C, Scottsdale, AZ 85251. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Corporation's capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Corporation will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 13. Registration Rights. The initial holder of this Warrant is entitled to the benefit of certain registration rights in respect of the Warrant Share as provided in the Registration Rights Agreement, and any subsequent holder hereof may be entitled to such rights.

Section 14. Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Corporation shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Corporation, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 15. Notices. Any notice pursuant hereto to be given or made by the Warrantholder to or on the Corporation shall be sufficiently given or made if sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

Celsius Holdings, Inc.
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Attention: Steve Haley
Fax No. (561) 276-2268

or such other address as the Corporation may specify in writing by notice to the Warrantholder complying as to delivery with the terms of this Section 15.

Any notice pursuant hereto to be given or made by the Corporation to or on the Warrantholder shall be sufficiently given or made if personally delivered or if sent by an internationally recognized courier services by overnight service, to the address set forth on the books of the Corporation or, as to each of the Corporation and the Warrantholder, at such other address as shall be designated by such party by written notice to the other party complying as to delivery with the terms of this Section 15. All such notices, requests, demands, directions and other communications shall, when sent by courier be effective one (1) day after delivery to such courier as provided and addressed as aforesaid.

Section 16. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 17. Governing Law. This Warrant and the validity and enforceability hereof shall be governed by and construed and interpreted in accordance with the laws of the state of New York without giving effect to conflict of laws rules or choice of laws rules thereof. All legal proceedings concerning the interpretations, enforcement and defense of terms of the Warrant (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Palm Beach County Florida (the "Florida Courts"). By accepting the Warrant, the Warrant Holder and any other holder shall be deemed to have irrevocably submitted to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any term of the Warrant), and shall be deemed to have irrevocably waived, and agreed not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Florida Courts are improper or inconvenient venue for such proceeding; provided, however, that, insofar as the Corporation is incorporated under the laws of the State of Nevada, the General Corporation Law of the State of Nevada (or any successor statute) shall govern those matters that apply to the internal governance of the Corporation.

Section 18. Amendments and Waivers. This Warrant may be amended only by a writing signed by the Corporation and the Warrantholder.

IN WITNESS WHEREOF, Celsius Holdings, Inc. has caused this Warrant to be duly executed, as of the day and year first above written.

CELSIUS HOLDINGS, INC.

By:

______________, President

SCHEDULE A
APPENDIX A
CELSIUS HOLDINGS, INC.
WARRANT EXERCISE FORM

To: Celsius Holdings, Inc.

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant ("Warrant") for, and to purchase thereunder by the payment of the Warrant Price and surrender of the Warrant, _______________ shares of Common Stock ("Warrant Shares") provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

_________________________________________________________________
Name

_________________________________________________________________
Address

__________________________________________________________________
Address

__________________________________________________________________
Federal Tax ID or Social Security No.

and delivered by

___ certified mail to the above address, or

___ electronically (provide DWAC Instructions:_______________), or

___ other (specify: _______________________________).

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrantholder or the undersigned's Assignee as below indicated and delivered to the address stated below.

By exercising the rights represented by this Warrant, the undersigned hereby certifies that, as of the date of exercise of this Warrant, the representations and warranties contained in Section 5 of the Purchase Agreement are true and correct in all material respects with respect to the undersigned.

Dated: ___________________, ____
Signature:___________________________________
Note: The signature must correspond with the name of the registered holder as written on the first page of the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.	Name (please print):___________________________
Address___________________________________
__________________________________________
__________________________________________
Federal Identification or Social Security No.: ______________________

APPENDIX "B"
Net Issue Election Notice

To: Celsius Holdings, Inc.

Date:_________________________

The undersigned hereby elects under Section 18 of this Warrant to surrender the right to purchase ____________ shares of Common Stock pursuant to this Warrant and hereby requests the issuance of _____________ shares of Common Stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature:

___________________________________

By: _____________________

Title: _____________________

Address:          ________________________________

________________________________

________________________________

________________________________

Tel: ____________________________

Fax.: ___________________________

Registration Instructions:

___________________________________

Name for Registration

Address:          ____________________________

____________________________

____________________________

Tel: _________________________

Fax.: ________________________

EXHIBIT I

to

Merger Agreement and Plan of Reorganization

Observation Rights And Termination Agreement

CELSIUS HOLDINGS, INC.

OBSERVATION RIGHTS AND TERMINATION AGREEMENT

This Agreement dated as of January ___, 2007 is entered into by and among Celsius Holdings, Inc., a Nevada corporation (the "Company"), and John T. Nugent and Anthony J. Baudanza (the "Observers" collectively or the "Observer" individually).

Recitals

WHEREAS, the Company entered into a Merger Agreement and Plan of Reorganization dated as of January ____, 2007, among the Company, Elite FX, Inc., and other parties named therein (the "Merger Agreement") providing for the merger of Elite FX, Inc. with and into a subsidiary of the Company (the "Merger"); and

WHEREAS, prior to the execution of the Merger Agreement, Elite FX, Inc. entered into the following agreements with the Observers: Stockholders Voting Agreement, Investor Rights Agreement, Right of First Refusal and Co-sale Agreement (the "Elite Agreements"), pursuant to which Elite FX, Inc. granted the Observers certain rights related to the voting for members of Elite's board of directors, rights of first refusal to purchase stock issued by Elite, registration of Elite stock held by the Observers and right of first refusal to purchase stock from one of Elite's founding shareholders; and

WHEREAS, the Company and the Observers desire to provide for the continuation or re-establishment of certain rights from the Elite Agreements and for the termination of all other rights arising out of the Elite Agreements.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1. Termination of Elite Agreements. The following agreements between Elite FX, Inc. and John T. Nugent and Anthony J. Baudanza and Stephen Haley (with respect to certain of the agreements), each dated August 1, 2006, shall be terminated in their entirety at the effective time of the Merger: Stockholders Voting Agreement, Investor Rights Agreement, Right of First Refusal and Co-sale Agreement.

2. Observation Rights. Pursuant to the terms of this Agreement, the Observers shall be entitled to attend, as observers, all meetings of the Company's Board of Directors (including telephonic meetings); provided, however, that (a) the Company's Board of Directors may require that the Observers, or either of them, not attend any particular Board meeting or be excused from any portions of meetings that involve matters or business that the Company's Board of Directors, in its reasonable discretion, determines involve matters or business necessary to be considered by the Board of Directors without the Observers being in attendance; and (b) such rights shall exist for each such individual only for so long as such individual owns at least 1.0% of the outstanding shares of the Company's Common Stock. Should the Company's Board of Directors determine that an extraordinary and rare circumstance exists such that the Observers, or either of them, should be asked not to attend all or part of a Board meeting, the Board must provide to the Observers, at least five (5) business days prior to such a meeting, with a written explanation detailing the reasons for the exclusion; provided that the Company's Board of Directors may not exclude one or both of the Observers from meetings or portions of meetings during which the Board will address either stockholder or compensation matters.

Except with respect to matters or business as to which the Company's Board of Directors has determined should be considered by the Board of Directors without the Observers being in attendance and for so long as such individual is entitled to attend Board meetings, such individuals shall be provided with the same meeting notices and materials as the members of the Company's Board of Directors, including but not limited to copies of all proposed and final resolutions, minutes and written consents. Notwithstanding anything to the contrary herein, the Observers may opt to terminate their Observation rights effective upon 5 business days written notice to the Company, following which time the Observers will no longer be provided with meeting notices and material. Upon electing to terminate their status as Observers, the Observers will in no way be considered by the Corporation to be insiders or affiliates, unless required by applicable law.

3. Registration Rights. Following the closing of the Merger, the Observers shall have certain registration and related rights with respect to the shares of common stock of the Company they receive as consideration in the Merger pursuant to the Registration Rights Agreement attached as Exhibit H to the Merger Agreement. The Company and Elite FX, Inc. will not waive the conditions in the Merger Agreement that the private placement occur prior to or concurrent with the closing of the Merger or that the registration rights agreement be effective at the closing of the private placement and will not amend the terms of the Registration Rights Agreement without the consent of the Observers.

4. Repayment of Debt. At the closing of the Merger and as a condition thereto, all outstanding indebtedness of Elite FX, Inc. owed to the Observers in their capacity as lenders under the Secured Credit Agreement dated as of April 10, 2006 (the "Secured Credit Agreement") will be repaid in full which shall result in the termination of the Secured Credit Agreement and cancellation of any outstanding promissory notes issued pursuant thereto.

5. Non-transferability. This Agreement, and the rights and obligations of each Observer hereunder, may not be transferred or assigned by such Observer.

6. Confidential and Material Non-Public Information. As Observers, it is anticipated that you will receive or learn of confidential and/or other material non-public information which shall all be deemed "Confidential Information" as defined below. This Agreement shall establish a fiduciary duty or other relationship of trust and confidence with respect to your possession or knowledge of Confidential Information and your acknowledgement of, and covenant to comply with, the prohibitions on the use and dissemination of material, non-public information as well as the other restrictive provisions contained herein.

6.1 Confidential Information Defined. "Confidential Information" as used in this Agreement shall mean any material, non-public information about the Company or its securities and the following information that you receive pursuant to your observation rights: all technical and non-technical information belonging to, or in the possession of, the Company or its officers, directors, employees, affiliates, subsidiaries, clients, vendors, or Observers, including without limitation, patent, trade secret, and proprietary information; techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, source codes, object codes, software programs, software source documents, and formulae related to the Company's business or any other current, future and/or proposed business, product or service contemplated by the Company; and includes, without limitation, all information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, vendor lists, business forecasts, sales and merchandising, and marketing plans or similar information. "Confidential Information" does not include such information that (i) is or becomes lawfully available to the public, other than as a result of disclosure by one of the Observers in violation of this Agreement, or (ii) is already available or becomes lawfully available to the Observers from a source other than the Company or Elite FX, Inc.

6.2 Disclosures. Each Observer agrees that it shall, at no time during or after termination of this Agreement, directly or indirectly make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business, except to the extent necessary for performance of this Agreement. Observer agrees that it shall disclose Confidential Information only to the Company's other Observers who need to know such information and who have previously agreed to be bound by the terms and conditions of a substantially similar confidentiality provision and shall be liable for damages for the intentional or negligent disclosure of Confidential Information. Observer's obligations with respect to any portion of Confidential Information shall terminate only when Observer has documented to the Company that (a) such information was lawfully in the public domain at the time it was communicated to Observer by the Company; or (b) the communication was in response to a valid and effective subpoena, order, civil investigative demand or similar process or other written request issued by a federal, state or local, foreign or domestic, governmental or regulatory body with competent jurisdiction or was necessary to establish the rights of the Company under this Agreement; provided that the Observers will promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement.

6. 3. Survival. This Section 5 shall survive any termination of this Agreement and all extended periods.

7. General.

            (a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (b) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Observer shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

            (c) Governing Law. This Agreement shall be governed by and construed in accordance with Florida law.

            (d) Choice of Venue. All parties agree that any litigation which results from the relationship of the parties established by this Agreement will be commenced in the state or federal courts within the borough of Manhattan in the city of New York and each party hereby agrees to submit themselves to the personal jurisdiction of those New York courts.

            (e) Alternative Dispute Resolution. The resolution of all disputes, actions or proceedings arising out of this Agreement first shall be submitted to nonbinding mediation for a minimum of eight hours before a business mediation organization approved by the parties. Such mediation shall be held at a mutually agreed to location within New York City or such other site as agreed by the parties. In the event the non-binding mediation procedures are unsuccessful, the resolution of all disputes, actions or proceedings arising out of this or the Agreement shall be determined solely and exclusively by arbitration under the rules of the American Arbitration Association ("AAA") as then in effect. Upon the demand of any party, each party or its designated representative, together with counsel, shall meet within two weeks of the time demand is made, unless the parties otherwise agree in writing. The parties shall agree upon a single arbitrator (the "Arbitrator"). If the parties are unable to agree, then the AAA shall select the Arbitrator. The Arbitrator shall hear the dispute at a mutually agreed location within New York City within three (3) months of the representatives meeting and properly consider any and all matters related thereto that would be admissible in a non-jury trial under the Applicable Rules of Civil Procedure or Evidence. The Arbitrator's award shall be announced within fourteen (14) days of the hearing of the dispute. Unless the Arbitrator determines that one of the parties acted in bad faith, the parties shall share the fees and costs of the Arbitration equally and shall each pay its own attorneys fees. Any decision rendered by the Arbitrator shall be final and binding, and any judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction.

            (f) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

        If to the Company, at 140 NE 4th Avenue Suite C Delray Beach, FL 33483, Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Observer; or

    If to Observer John T. Nugent at 151 Haggetts Pond Road, Andover, MA 01810, or at such other address or addresses as may have been furnished to the Company in writing by the Observer; or

    If to Observer Anthony J. Baudanza at 29 Peakham Road,, Sudbury, MA 01776, or at such other address or addresses as may have been furnished to the Company in writing by the Observer.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, fax, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Confirmed fax shall be deemed to constitute actual receipt. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

        (g) Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

        (h) Amendments and Waivers. Except as otherwise provided in Section 4 hereof, any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Observers. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

        (i) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

        (j) Counterparts; Faxed Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by faxed signatures.

        (k) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

[Remainder of page intentionally left blank.]

Executed as of the date first written above.

CELSIUS HOLDINGS, INC.

By:________________________________
       Stephen Haley, President

JOHN T. NUGENT

By: _________________________________
       John T. Nugent
      151 Haggetts Pond Road
      Andover, MA 01810

ANTHONY J. BAUDANZA

By:__________________________________
Anthony J. Baudanza
29 Peakham Road
Sudbury, MA 01776

EXHIBIT J

to

Merger Agreement and Plan of Reorganization

Horn Stock Grant Agreement

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

CELSIUS HOLDINGS, INC.

STOCK GRANT AGREEMENT

This ___ day of January, 2007, Celsius Holdings, Inc. (the "Company") hereby grants to Gregory T. Horn (hereafter, "you" or "Grantee") shares of the Company's common stock (the "Shares"), pursuant to the terms and conditions of this Stock Grant Agreement (the "Grant").

By signing below, you agree to accept the terms and conditions and hereby accept and make the respective representations and covenants contained in this Agreement regarding the transfer to you of the Shares represented by this Grant.

ARTICLE 1
Stock Grant

Section 1.1 Shares. The initial number of shares subject to the Grant is set at 1,391,500 (the "Shares").

Section 1.2 Adjustment to the Grant. The number of Shares specified in Section 1.1 shall be increased such that the value of the Shares subject to the Grant will be equal to $250,000.00, based on the volume weighted average price (VWAP) in the first ten (10) days of trading of Celsius Holdings, Inc. common stock following the closing of the merger between Elite FX, Inc. and Celsius Holdings, Inc. (or its wholly-owned subsidiary).

ARTICLE 2
Consideration

This Grant is being made in consideration of: (i) your covenants and representations herein; (ii) your agreement to effectuate the termination of Specialty Nutrition Group, Inc.'s consulting agreement with Elite FX, Inc. dated June 2006, as amended on August 18, 2006; and (iii) your complete and un-revocable assignment of all right, title and interest in the "Celsius" trademark to Elite FX, Inc. and/or its successors.

ARTICLE 3
Description of Securities

Section 3.1. Merger and Post-Merger Capitalization. This Grant is being made in conjunction with the merger between the Company (or its wholly-owned subsidiary) and Elite FX, Inc. (the "Merger") Upon consummation of the Merger, Company's authorized capital stock will consist of 400 million shares of common and preferred stock par value $0.001. Prior to this Grant, there will be 96,212,246 shares of the Company's common stock issued and outstanding (not including the Shares granted hereby) and 10,647,025 shares issuable pursuant to options and warrants granted to the Company's employees, directors and others.

Section 3.2. Dilution and Adjustments.

        a) Private Offering Dilution. Immediately following the Merger, the Company plans to issue up to 25,000,000 additional shares of the Company's common stock in one or more private offerings which will result in material dilution of all of the Company's shareholders. You represent that you are aware of the terms of the Merger, the planned private offering and the anticipated dilution.

        b) Investa Warrant and Penalty Warrant Dilution. In conjunction with the Merger, the Company has issued a warrant representing 3,557,812 shares of the Company's common stock to Investa Capital Partners, Inc. at an exercise price of $0.140535 per share with an expiration date approximately one (1) year from the closing of the Merger (the "Investa Warrant"). Under certain circumstances, the Company may force the exercise of the Investa Warrant, in the nature of a "put". The Company may also be required to issue warrants at an exercise price of $0.140535 per share in the event that the Company fails to obtain an effective registration statement for certain shares within two-hundred seventy (270) days from the closing of the Merger (the "Penalty Warrant"). A Penalty Warrant is due for each 30 period thereafter that the Company fails to obtain an effective registration statement until the shares may be sold without a registration statement. The amount of shares for each Penalty Warrant shall, if any, shall be equal to one half of one percent (0.5%) of the shares eligible for inclusion in the registration statement. The maximum amount of Penalty Warrant shares is not expected to exceed 24,289 shares in any 30 day period. You represent that you are aware of the terms of the Investa Warrant and Penalty Warrants and the anticipated dilution.

        c) Future Financing and Options Dilution. It is anticipated that the Company will engage in future financing for operations, acquisitions or expansion and issue capital stock or stock options pursuant to one or more stock plans in an effort to provide additional incentive to attract, retain and motivate highly qualified and competent persons who are key to the Company, including key employees, consultants, independent contractors, officers and directors. You acknowledge that capital stock issued in future financings or as stock grants or stock options will dilute the Shares granted pursuant to this Agreement.

        d) Adjustment. Except as provided below, upon exercise of this Grant, you shall be entitled to receive a pro-rata adjustments to your shares in the same manner as other shareholders resulting from the declaration of a stock dividend or through any recapitalization resulting in a stock split.

i) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into or exchangeable for shares of its capital stock of any class, either in connection with a direct or underwritten sale or upon the exercise of rights or warrants to subscribe therefore or purchase such Shares, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number Shares granted hereby.

ii) Without limiting the generality of the foregoing, nothing herein shall affect in any manner the right or power of the Company to make, authorize or consummate (a) any or all adjustments, reclassifications, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (b) any merger or consolidation of the Company or to which the Company is a party; (c) any issuance by the Company of debt securities, or preferred or preference stock that would rank senior to or above the Shares subject to outstanding Options; (d) any purchase or issuance by the Company of Shares or other classes of common stock or common equity securities; (e) the dissolution or liquidation of the Company; (f) any sale, transfer, encumbrance, pledge or assignment of all or any part of the assets or business of the Company; or (g) any other corporate act or proceeding, whether of a similar character or otherwise.

Section 3.3. No Preemptive Rights. The holders of the Company's common stock have no preemptive or subscription rights and have no rights to convert their common stock into any other security.

Section 3.3. Voting Rights.

Upon exercise of this Grant, you shall be entitled to one vote per share on all matters to be voted on by shareholders. With respect to electing the Company's directors, the holders of Common Stock do not have cumulative voting rights.

Section 3.4. Dividends and Distributions.

a) Dividends. Upon exercise of this Grant, you shall be entitled to receive a pro-rata portion of dividends paid by the Company, based on the entire amount of Shares granted hereunder.

b) Distributions on Liquidation. Upon exercise of this Grant, your right to participate in distributions upon liquidation will be limited to a pro-rata distribution based on the number of shares that are no longer subject to the Company's Cancellation Rights.

ARTICLE 4
Exercise of Grant

Section 4.1. Method Of Exercise. To exercise the Grant made hereunder, you must sign and deliver this Stock Grant Agreement to the Company's president, Steve Haley, at Celsius Holdings, Inc., 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483 with a copy to the Company's attorney, Neil Baritz, Esq. at: 1075 Broken Sound Parkway, NW, Suite 102, Boca Raton, Florida 33487.

Section 4.2. Taxes. You are solely responsible for all taxes associated with this Grant. You must make arrangements to pay any withholding or other taxes that may be due as a result of the exercise of this Grant or the sale of Shares acquired upon exercise of this Grant.

THE COMPANY MAKES NO REPRESENTATION AS TO THE TAX IMPLICATIONS OF EXERCISING THIS GRANT OR THE SUBSEQUENT SALE OR TRANSFER OF THE SHARES GRANTED HEREBY.

ARTICLE 5
Transfer

Section 5.1. Restrictions On Transfer or Assignment Of Shares.

a) By signing this Stock Grant Agreement, you agree not to sell or transfer any Shares acquired hereunder at a time when applicable laws, regulations or Company or underwriter trading policies prohibit sale or transfer.

b) You hereby represent and agree that you are acquiring the Shares granted hereunder for investment, and not with a view to the sale or distribution thereof, and shall make such other similar representations as are deemed necessary or appropriate by the Company and its counsel.

Section 5.2. Legends. All certificates representing the Shares issued upon exercise of this Grant shall, where applicable, have endorsed thereon the following legends, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN TRANSFER RESTRICTIONS. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE."

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE NOT REQUIRED."

ARTICLE 6
Other Terms and Conditions

Section 6.1. No Employment or Retention Rights. Nothing in this Agreement shall grant you the right to be employed by the Company or any of its subsidiaries or affiliates.

Section 6.2 Governing Law, Venue & Attorneys Fees. All questions regarding the validity and interpretation of this Stock Grant Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Florida. Venue for any action arising in any manner out of the Grant, Grantee's exercise, this Stock Grant Agreement, or any of the terms contained herein shall be the Federal and or State courts located in Palm Beach County, Florida, regardless of where this Stock Grant Agreement is to be performed. In the event either party engages legal counsel to enforce any provision contained in this Stock Grant Agreement, the prevailing party shall be entitled to all reasonable attorneys fees, investigative expenses, costs, and court costs, whether or not a suit is actually filed, but including all levels of appeal.

Section 6.3. Notices. Any notice given under this Stock Grant Agreement to either party shall be made in writing. Notices shall be deemed given when delivered by hand or when mailed by registered or certified mail, return receipt requested, postage prepaid, to the following address, unless another address is provided by such party in writing:

If to the Company: Celsius Holdings, Inc.

140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
Attn: Steve Haley, President

with a copy to: Neil Baritz, Esq.

1075 Broken Sound Parkway, NW, Suite 102
oca Raton, Florida 33487

If to the Grantee: Gregory T. Horn

2971 N.E. 27th Avenue
Lighthouse Point, FL 33064

Section 6.4 Binding Agreement/Successors.

        a) Company's Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding in all respects upon the Company's successors and assigns.

        b) Grantee's Successors. Except as prohibited hereunder, this Agreement shall inure to the benefit of your personal representatives, legatees, and heirs.

Section 6.5. Waivers. The waiver by either party of a breach of any provision of this Stock Grant Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 6.6. Entire Agreement.

        a) No Other Agreements. This instrument contains the entire agreement of the parties with respect to the subject matter hereof. The parties have not made any agreements or representations, oral or otherwise, express or implied, pertaining to the subject matter of this Agreement other than those specifically included herein.

        b) Prior Agreements. This Agreement supersedes any prior agreements pertaining to or connected with the grant of stock or stock options to Grantee. All such prior agreements are terminated and are of no force or effect whatsoever.

Section 6.7. Amendment of Agreement. No change or modification of this Stock Grant Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced.

Section 6.8. Severability of Provisions. If any provision of this Stock Grant Agreement is invalidated or held unenforceable, the invalidity or unenforceability of that provision or provisions shall be deemed modified or severed only to the minimum extent necessary to make said provision(s) valid and enforceable while maintaining the intent of said provision(s). No such modification shall affect the validity or enforceability of any other provision of this Stock Grant Agreement.

Section 6.9. Governing Law, Venue & Attorneys Fees. All questions regarding the validity and interpretation of this Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Florida. Venue for any action arising in any manner out of the Grant or this Agreement, or any of the terms contained herein shall be the Federal and or State courts located in Palm Beach County, Florida, regardless of where this Agreement is to be performed. In the event either party engages legal counsel to enforce any provision contained in this Agreement, the prevailing party shall be entitled to all reasonable attorneys fees, investigative expenses, costs, and court costs, whether or not a suit is actually filed, but including all levels of appeal.

IN WITNESS WHEREOF, the parties have executed this Stock Grant Agreement as of the day and year first written above.

GRANTEE:

Gregory T. Horn

CELSIUS HOLDINGS, INC.

By:
       Stephen C. Haley, President

EXHIBIT K

to

Merger Agreement and Plan of Reorganization

SNG Promissory Note

NOTE

THIS NOTE HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE NOTE MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION OR SAFE HARBOR THEREFROM.

No. 01-__-2007	US $250,000

CELSIUS, INC.

0% UNSECURED NOTE

THIS Note is one of a duly authorized issue US $250,000.00 of CELSIUS, INC., a corporation organized and existing under the laws of the State of Nevada ("Celsius") designated as its 0% Unsecured Note.

FOR VALUE RECEIVED, Celsius promises to pay to SPECIALTY NUTRITION GROUP, INC. the registered holder hereof (the "Holder"), the principal sum of Two Hundred and Fifty Thousand United States Dollars (US $250,000) as follows:

Fifteen Thousand United States Dollars (US $15,000.00) each of the following dates:

March 30, 2007; April 30, 2007; May 30, 2007; June 30, 2007; July 30, 2007;
August 30, 2007; September 30, 2007; and October 30, 2007; and

One Hundred Thirty Thousand United States Dollars (US $130,000.00) on November 30, 2007,

(the "Maturity Date"). Except in an "Event of Default" (defined below), this note shall bear no interest through the Maturity Date. In an Event of a Default, interest will accrue on unpaid balance, if any, at the then current statutory interest provided under Florida law. The principal payments of this Note, and any interest on amounts unpaid following an Event of Default or the Maturity Date, are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Note Register of Celsius as designated in writing by the Holder from time to time. Celsius will pay the principal, less any amounts required by law to be deducted, to the registered holder of this Note and addressed to such holder at the last address appearing on the Note Register at such time payment is made. The forwarding of such check shall constitute a payment of principal hereunder and shall satisfy and discharge the liability for principal on this Note to the extent of the sum represented by such check plus any amounts so deducted.

This Note is subject to the following additional provisions:

1. Celsius shall be entitled to withhold from all payments of principal of this Note, and any post-Maturity interest due on, this Note any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

2. This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws. In the event of any proposed transfer of this Note, Celsius may require, prior to issuance of a new Note in the name of such other person, that it receive reasonable transfer documentation including legal opinions that the issuance of the Note in such other name does not and will not cause a violation of the Act or any applicable state or foreign securities laws. Prior to due presentment for transfer of this Note, Celsius and any agent of Celsius may treat the person in whose name this Note is duly registered on Celsius' Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither Celsius nor any such agent shall be affected by notice to the contrary.

3. No recourse shall be had for the payment of the principal of, or the interest on, this Note, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of Celsius or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

4. The Holder of the Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

5. This Note shall be governed by and construed in accordance with the laws of the State of Florida. Each of the parties consents to the jurisdiction of the state and federal courts sitting in Palm Beach County, Florida and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdiction.

6. The following shall constitute an "Event of Default":

    Celsius shall default in the payment of principal on this Note and same shall continue for a period of five (5) days; or
    Any of the representations or warranties made by Celsius herein or other written statements heretofore or hereafter furnished by Celsius in connection with the execution and delivery of this Note or the Agreement shall be false or misleading in any material respect at the time made; or
    Celsius shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of this Note and such failure shall continue uncured for a period of thirty (30) days after written notice from the Holder of such failure; or
    Celsius shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or
    A trustee, liquidator or receiver shall be appointed for Celsius or for a substantial part of its property or business without its consent and shall not be discharged within ninety (90) days after such appointment; or
    Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Celsius and shall not be dismissed within ninety (90) days thereafter; or
    Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Celsius and, if instituted against Celsius, shall not be dismissed within ninety (90) days after such institution or Celsius shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider the Redemption Amount of this Note immediately due and payable within five (5) days of notice, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

7. Nothing contained in this Note shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of Celsius, unless and to the extent converted in accordance with the terms hereof.

IN WITNESS WHEREOF, Celsius has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: January ____, 2007

CELSIUS, INC.
a Nevada Corporation

By:
Stephen C. Haley, President